EXHIBIT 4.35

DATED 12 March 2003

NORTHERN STATES AGENCY, INC.

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CONVERIUM AG

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MÜNCHENER RÜCKVERSICHERUNGS-GESELLSCHAFT
AKTIENGESELLSCHAFT IN MÜNCHEN

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ROYAL & SUN ALLIANCE INSURANCE plc

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GLOBAL AEROSPACE UNDERWRITING MANAGERS LIMITED

SHAREHOLDERS’ AGREEMENT

25.	ASSIGNMENT	58
26.	ENTIRE AGREEMENT	58
27.	NOTICES	59
28.	REMEDIES AND WAIVERS	60
29.	NO PARTNERSHIP	61
30.	COSTS AND EXPENSES	61
31.	COUNTERPARTS	62
32.	CHOICE OF GOVERNING LAW	62
33.	JURISDICTION	62
34.	DISPUTE RESOLUTION	63
SCHEDULE 1	FORM OF DEED OF ADHERENCE	65
ANNEX 1	FORM OF NEW ARTICLES OF ASSOCIATION	69

THIS AGREEMENT is made on 12 March 2003

BETWEEN:

1.	NORTHERN STATES AGENCY, INC., a company incorporated in Minnesota, USA, whose registered office is at 2145 Ford Parkway, Suite 202, St Paul, Minnesota, United States of America 55116-1862 (“NSA”);

2.	CONVERIUM AG, a company incorporated in Switzerland, whose registered office is at General Guisan-Quai 26, 8022 Zürich, Switzerland (“Converium”);

3.	MÜNCHENER RÜCKVERSICHERUNGS-GESELLSCHAFT AKTIENGESELLSCHAFT IN MÜNCHEN, a company incorporated in Germany whose principal office is at Königinstraße 107, 80802 München, Germany (“Munich Re”);

4.	ROYAL & SUN ALLIANCE INSURANCE plc, a company incorporated in England under registered number 93792 whose registered office is at St. Mark’s Court, Chart Way, Horsham, West Sussex RH12 1XL (“RSA”); and

5.	GLOBAL AEROSPACE UNDERWRITING MANAGERS LIMITED (formerly British Aviation Insurance Group Limited), a company incorporated in England under registered number 2512067 whose registered office is at Fitzwilliam House, 10 St. Mary Axe, London EC3A 8EQ (the “Company”).

WHEREAS:

(A)	The Company was established by RSA, CGU International Insurance plc, a company incorporated in England (No. 21487) whose registered office is at St. Helen’s, 1 Undershaft, London EC3P 3DQ (“Aviva”) and a number of other insurance companies for the purpose, inter alia, of the writing of insurance for aerospace, aviation and all related and incidental insurance and reinsurance risks as their disclosed agent.

(B)	As a result of, inter alia, the acquisition by RSA pursuant to an agreement dated 27th July 2000 of the shares in the Company previously owned by British Aviation Insurance Company Limited, RSA and Aviva became the owners, in equal parts, of the entire issued share capital of the Company.

(C)	Pursuant to a members’ agreement relating to a pool managed by the Company and AAU (as defined below) engaged in the business of writing aviation and aerospace insurance and reinsurance and related and incidental insurance risks (the “Global Aerospace Pool”) dated 27th September 2000 (the “2001 Pool Members’ Agreement”) and a management services agreement of even date therewith (the “2001 Management Services Agreement”), both agreements being made between the Company, AAU, Aviva, RSA, The Tokio Marine and Fire Insurance Co. Ltd (“Tokio”), Munich Re, Eagle Star Insurance Company Limited, Mitsui Marine and Fire Insurance Co. Ltd (“Mitsui”), Federal Insurance Company (“Federal”) and the Continental Insurance Company

(“Continental”), the Company and AAU were appointed as managers of the Global Aerospace Pool.

(D)	Pursuant to a share purchase agreement dated 27 November 2002 (the “Share Purchase Agreement”) Aviva agreed to sell its entire shareholding in the Company consisting of 12,500,000 ordinary shares in the capital of the Company, RSA agreed to sell 9,975,000 of the 12,500,000 ordinary shares in the capital of the Company held by it and NSA, Converium and Munich Re agreed to purchase 10,000,000, 6,250,000 and 6,225,000 ordinary shares in the Company respectively, which sales and purchases (the “Transaction”) have been completed on the date hereof.

(E)	In connection with the Transaction, it was agreed that the Global Aerospace Pool hitherto managed by the Company and AAU under the 2001 Pool Members’ Agreement would cease to be open for new business after 31st December 2002 and that the risks outstanding as at close of business on that day will thereafter continue in run-off under the management of the Company and AAU under the terms of the 2001 Pool Members’ Agreement and 2001 Management Services Agreement (in each case as amended). Furthermore, a new aviation and aerospace underwriting pool (the “New Global Aerospace Pool”) has been established among the Insurers under the management of the Company and AAU and for this purpose a new agreement dated 27 November 2002 has been entered into between the Company, AAU and the Insurers (as defined below) (the “New Pool Members’ Agreement”), which will take effect in respect of risks written after that date and attaching on and from 1st January 2003.

(F)	The parties are entering into this agreement for the purpose of regulating the management of the Company, the relationship of the Shareholders with each other in relation to the Company and the Global Group and certain aspects of the affairs of, and their dealings with, the Company and the Global Group.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, except where the context requires otherwise:

“2001 Management Services Agreement”	has the meaning set out in recital (C);

“2001 Pool Members’ Agreement”	has the meaning set out in recital (C);

“Acceptance Period”	has the meaning set out in clause 9.2(B)(iv) (Pre-emption on Issue);

“AAU”	means Associated Aviation Underwriters Inc., a Delaware corporation;

“Accounting Period”	means the period commencing on 1st January and ending on 31st December in any year or such other accounting period as may be adopted by the Company in accordance with clause 4 (Reserved Matters);

“Acquisition Value”	means the price per share at which the Shares were acquired under the Share Purchase Agreement;

“Active Member”	means an insurance or reinsurance company which is, from time to time, a member of the New Global Aerospace Pool and whose Respective Proportion (as such term is used in the New Pool Members’ Agreement) is equal to or exceeds five per cent;

“Agreed Form”	in relation to any document means that document in the form agreed by the Shareholders contemporaneously with the execution of this agreement and initialled for the purposes of identification by or on behalf of the Shareholders or such other form as the Shareholders may from time to time agree;

“Allocation Notice”	has the meaning set out in clause 12.1(H) (Pre-emption Rights);

“Business”	means the business activities of the Global Group described in clause 3 (Business of the Global Group) or, if the business of the Global Group is altered in accordance with clause 4 (Reserved Matters), the business of Global Group as so altered;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London;

“Chairman”	means the chairman from time to time of the board of directors of the Company;

“Continental”	has the meaning set out in recital (C);

“Control”	has the meaning set out in section 840 of the Income and Corporation Taxes Act 1988;

“Deed of Adherence”	means a deed of adherence referred to in clause 17 (Effect of Deed of Adherence);

“Default Notice”	has the meaning set out in clause 13.2(A) (Default Options);

“Defaulting Shareholder”	has the meaning set out in clause 13.2(A) (Default Options);

“Directors”	means the directors of the Company from time to time;

“Disposal”	in relation to a Share, includes without limitation:

(a)	sale, assignment or transfer;

(b)	creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance;

(c)	creating any trust or conferring any interest;

(d)	any agreement, arrangement or understanding in respect of votes or the right to receive dividends;

(e)	the renunciation or assignment of any right to subscribe or receive a Share or any legal or beneficial interest in a Share (excluding any revocation by Munich Re under clause 9.2 (Pre-emption on Issue) of any right to have allotted to it any Unissued Shares);

(f)	any agreement to do any of the above, except an agreement to transfer Shares which is conditional on compliance with the terms of this agreement; and

(g)	the transmission of a Share by operation of law;

“Effective Termination Notice”	has the meaning set out in clause 12.4 (Deemed Transfer Notice on Pool Default);

“Encumbrance”	means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

“Event of Default”	has the meaning set out in clause 13.1 (Events of Default);

“Excess Shares”	has the meaning set out in clause 12.1(D) (Pre-emption Rights);

“Excess Unissued Shares”	has the meaning set out in clause 9.2(C) (Pre-emption on Issue);

“Executive Director”	has the meaning set out in clause 5.1(A) (Appointment and Removal of Directors);

“Federal”	has the meaning set out in recital (C);

“Global Aerospace Pool”	has the meaning set out in recital (C);

“Global Group”	means the group comprising the Company and any other body corporate which is from time to time a subsidiary undertaking of the Company and “member of the Global Group” shall be construed accordingly;

“Global Group Budget”	means, in relation to any Accounting Period, the budget to be adopted in relation to the Global Group (PROVIDED THAT “Global Group” shall include, for these purposes only, any holdings of the Global Group in British Aviation Insurance Group Underwriting Services Limited to the extent these holdings have been retained by the Global Group from time to time) in accordance with the procedure set out in clause 4 (Reserved Matters) (as distinct from the budgets to be prepared in relation to the New Global Aerospace Pool under the New Pool Members’ Agreement), as from time to time amended or replaced in accordance with that procedure;

“Global Group Business Plan”	means, in relation to any Accounting Period, the business plan to be adopted in relation to the Global Group (PROVIDED THAT “Global Group” shall include, for these purposes only, any holdings of the Global Group in Ortac Underwriting Agency Limited (“Ortac”) and British Aviation Insurance Group Underwriting Services Limited to the extent these holdings have been retained by the Global Group from time to time), in accordance with the procedure set out in clause 8.1 (Preparation of Global Group Business Plan) (as distinct from any business plan that may be adopted in relation to the New Global Aerospace Pool under the New Pool Members’ Agreement), as from time to time amended or replaced in accordance with that procedure;

“Group”	in relation to any body corporate, means a group consisting of that body corporate, any subsidiary undertaking of that body corporate, that body corporate’s Ultimate Parent Company and its Ultimate Parent Company’s subsidiary undertakings from time to time;

“Group Transferee”	means a body corporate to whom Shares have been transferred under clause 11.1 (Transfers within a Group);

“Indemnified Group Member”	has the meaning set out in clause 5.2 (Indemnity);

“Indemnified Director”	has the meaning set out in clause 19.2(A) (Indemnity of Company Officers);

“Indemnity”	has the meaning set out in clause 19.2(B) (Indemnity of Company Officers);

“Insurers”	means, together, the persons who are, from time to time, Insurers as such term is used in the New Pool Members’ Agreement who, as from 1st January 2003 (subject to the terms of the New Pool Members Agreement) shall be National Indemnity Company, Converium, Munich Re, RSA, Tokio and Mitsui;

“Intended Transferee”	has the meaning set out in clause 12.1(B)(Pre-emption Rights);

“Issue Notice”	has the meaning set out in clause 9.2(B) (Pre-emption on Issue);

“Maximum Period”	has the meaning set out in clause 12.2(D) (Repurchase by the Company or Transfer to a Third Party);

“Member Applicant”	has the meaning set out at clause 12.1(H) (Pre-emption Rights);

“Minimum Period”	has the meaning set out in clause 12.1(J) (Pre-emption Rights);

“Mitsui”	has the meaning set out in recital (C);

“New Articles of Association”	means the articles of association adopted as the articles of association of the Company in the form set out in Annex 1 or, if the articles of association of the Company as so adopted are amended or replaced in accordance with clause 4 (Reserved Matters), the articles of association of the Company as so amended or replaced;

“New Global Aerospace Pool”	has the meaning set out in recital (E);

“New Pool Members’ Agreement”	has the meaning set out in recital (E);

“Offeree”	has the meaning set out in clause 9.2(A) (Pre-emption on Issue);

“Offer Terms”	has the meaning set out in clause 12.1(B)(iii) (Pre-emption Rights);

“Offered Shares”	has the meaning set out in clause 12.1(B)(i) (Pre-emption Rights);

“Pre-contractual Statement”	has the meaning set out in clause 26.1 (Pre-contractual Statement);

“Prescribed Value”	in relation to any Shares, means the value of those Shares determined in accordance with clause 18 (Prescribed Value);

“Proceedings”	has the meaning set out in clause 33.1 (Jurisdiction of English courts);

“Recipient”	has the meaning set out in clause 12.1(A) (Pre-emption Rights);

“Regulatory Action”	means:

(a)	any order of a court of competent jurisdiction; or

(b)	any order, decision or conclusive view made, given or expressed by a competent national, supranational, governmental or regulatory authority or agency; or

(c)	any enactment of a legislative body:

(i)	which prohibits or restricts to a material extent carrying on of the Business; or

(ii)	in consequence of which, any of the parties would incur fines or a liability in damages were this agreement to be performed in accordance with its terms;

“Reserved Matter”	means any action referred to in clause 4.1 (Requirement for Majority Approval of Shareholder Directors) or clause 4.2 (Requirement for Majority Approval of Shareholders);

“Share Purchase Agreement”	has the meaning set out in Recital (D);

“Shareholder”	means each of NSA, Converium, Munich Re and RSA (as those expressions are defined on page 1 of this agreement), such parties together being the “Shareholders” PROVIDED THAT (i) any such party shall only remain a “Shareholder” whilst it continues to hold Shares; and (ii) such term shall also include any other person or persons for the time being holding Shares pursuant to any allotment, or transfer permitted by this agreement and who has entered into a Deed of Adherence in accordance with clause 17 (Effect of Deed of Adherence), and “Shareholders” shall, from time to time, be construed accordingly;

“Shareholder Director”	means a Director appointed and not removed from time to time by a Shareholder pursuant to clause 5.1 (Appointment and Removal of Directors) PROVIDED THAT the first Shareholder Directors are as specified in clause 2.1 (Appointed Directors);

“Shareholder Loan”	means any loan provided to the Company by any Shareholder;

“Shares”	means the ordinary shares of £1 each in the capital of the Company having the rights and restrictions set out in the New Articles of Association;

“Specified Risks”	means aerospace, aviation and related and incidental risks, in respect of which the Company is or shall be authorised in accordance with the terms of the New Pool Members’ Agreement to write insurance and reinsurance on behalf of the Insurers;

“Supervising Party”	has the meaning set out in clause 19.2(D) (Indemnity of Company Officers);

“Surplus Offered Shares”	has the meaning set out in clause 12.1(F) (Pre-emption Rights);

“Surplus Unissued Shares”	has the meaning set out in clause 9.2(E) (Pre-emption on Issue);

“Termination Payment”	means any payment made to any employee of the Global Group as a consequence of termination of employment including contractual and statutory redundancy payments but excluding any amounts which may become payable pursuant to

(a)	complaints for breach of contract of employment, unfair or wrongful dismissal; or

(b)	failure to comply with obligations under the Employment Rights Act 1996, The Trade Union and Labour Relation (Consolidation) Act 1992, The Sex Discrimination Act 1975, The Race Relations Act 1976, Article 141 EC Treaty (ex Article 119), The Equal Treatment Directive or the Disability Discrimination Act 1995);

“Third Party”	has the meaning set out in clause 28.5 (No Third Party Rights);

“Tokio”	has the meaning set out in recital (C);

“Transfer Group”	in relation to any body corporate, means a group consisting of that body corporate and any subsidiary for the time being of that body corporate and any holding company of which that body corporate is a subsidiary and any other body corporate which is a subsidiary of such holding company, and for the purposes of this definition, any references to a “majority” in section 736 of the Companies Act 1985 shall be deemed to be a reference to a majority of 75 per cent. or more;

“Transfer Notice”	has the meaning set out in clause 12.1(A) (Pre-emption Rights);

“Transferor”	has the meaning set out in clause 12.1(A) (Pre-emption Rights);

“U.K. GAAP”	means generally accepted accounting standards in the United Kingdom;

“Ultimate Parent Company”	in relation to a Shareholder, means the body corporate (if any) which has ultimate Control of that Shareholder, either directly or through a chain of bodies corporate each of which has Control over the next body corporate in the chain;

“Unissued Shares”	has the meaning set out in clause 9.2(A) (Pre-emption on Issue);

“U.S. GAAP”	means generally accepted accounting standards in the United States;

“Withdrawal Notice”	has the meaning set out in clause 12.3(A) (Deemed Transfer Notice on Withdrawal);

“Withdrawing Shareholder”	has the meaning set out in clause 12.3(A) (Deemed Transfer Notice on Withdrawal); and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	Interpretation

In construing this agreement, unless otherwise specified:

(A)	references to clauses and Schedules are to clauses of, and Schedules to, this agreement;

(B)	use of any gender includes the other genders;

(C)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(E)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(F)	references to times are to London times;

(G)	references to “indemnifying” any person against any circumstance include indemnifying and keeping him harmless, on an after tax basis (which shall include any irrecoverable value added tax), from all actions, claims and proceedings from time to time made against him and all loss, damage, payments, costs or expenses suffered made or incurred by him as a consequence of that circumstance;

(H)	a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement) at any time;

(I)	headings and titles are for convenience only and do not affect the interpretation of this agreement;

(J)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(K)	references to “£” are to pounds sterling and reference to any amount in such currency shall be deemed to include reference to an equivalent amount in any other currency;

(L)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and the words “other”, “include” and “including” do not connote limitation in any way;

(M)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(N)	“holding company” and “subsidiary” shall have the meanings set out in section 736 of the Companies Act 1985 and “parent undertaking” and “subsidiary undertaking” shall have the meanings set out in section 258 of the Companies Act 1985.

1.3	Schedule

Schedule 1 forms part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include such Schedule.

2.	INITIAL DIRECTORS

2.1	Appointed Directors

(A)	The parties acknowledge that, notwithstanding the provisions of clause 5 (Management Appointments), the following persons have been appointed as the first Shareholder Directors, and each shall be deemed to have been appointed by the Shareholder whose name appears to the right of his name:

Shareholder Director	Appointing Shareholder

Forrest Krutter	NSA
Michael Lawler	NSA
Mario Montelatici	Converium
Hartmut Hesse	Munich Re
David Reeves	RSA

(B)	Mr. A. Medniuk and Mr. P. Bernhard, being the two Executive Directors at the date of this agreement, shall continue in office with the same executive positions and titles as at the date of this agreement, subject to clause 4 (Reserved Matters).

2.2	Remuneration Committee

(A)	The Board shall from time to time constitute a remuneration committee (the “Remuneration Committee”) comprising of one Shareholder Director appointed by each Shareholder entitled to appoint a Shareholder Director (or their respective alternates) who shall have prior authority to consider and approve:

(i)	the level of remuneration and extent of benefits and other terms and conditions of the employment of the Executive Directors, the Head of Finance, General Counsel of the Company and the Chief Operating Officer of AAU;

(ii)	in respect of all employees of any member of the Global Group, any contractual profit sharing or bonus schemes or similar arrangements and any variations thereto;

(iii)	any ad hoc or gratuitous payment or other payment not provided for as part of an employee’s basic salary or in the Company’s profit sharing or bonus scheme to any employee of any member of the Global Group in excess of £50,000;

(iv)	in respect of any prospective employee of any member of the Global Group any contract of employment with a notice period of one year or more in duration; and

(v)	the termination of any contract of employment of any employee of the Global Group where:

(a)	such employee’s basic salary is £150,000 or more per annum; and/or

(b)	as a consequence of such termination of employment any Termination Payment of £150,000 or more in aggregate is to be made to such employee ; and/or

(c)	the Chairman refers to the Remuneration Committee any decision concerning a termination of employment in accordance with the provisions of clause 5.3(F) (Chairman).

(B)	The notice, voting and quorum requirements for the Remuneration Committee meetings shall be the same as for meetings of the board of Directors save that the Executive Directors shall not be entitled to attend or vote and their presence shall not be a requirement for there to be a quorum at any Remuneration Committee meeting.

3.	BUSINESS OF THE GLOBAL GROUP

(A)	Except to the extent that a change in the business of the Global Group is approved in accordance with clause 4 (Reserved Matters), the business of the Global Group shall be:

(i)	the business of writing insurance and reinsurance in respect of Specified Risks (or certain of them, as provided in the New Pool Members’ Agreement) as disclosed agent for the Insurers, and as their agent reinsuring such risks and managing any run-off of such business; and

(ii)	managing the run-off of any other business of any insurers (whether or not also Insurers) relating to Specified Risks; and

(iii)	managing such business on behalf of any insurer and/or Insurer; and

(iv)	doing such other things ancillary or incidental thereto as may from time to time be permitted or required by or pursuant to the New Pool Members’ Agreement and/or any other applicable arrangements or management agreements relating to such business in accordance with the Global Group Business Plan.

(B)	Subject to the provisions of this agreement, the Companies Act 1985, the memorandum of association of the Company and the New Articles of Association and, without prejudice to this agreement, any directions given by a special resolution of the Shareholders, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company.

(C)	The Shareholders agree and the Company undertakes to each of the Shareholders on behalf of itself and each member of the Global Group, that the Business of the Company and the Global Group shall be conducted in accordance with the Global Group Business Plan (as amended or replaced from time to time in accordance with clause 4 (Reserved Matters)).

(D)	Except for the Shareholder Loans, none of the Shareholders has undertaken or undertakes to provide any loan or share capital to the Global Group nor to give any guarantee or indemnity in respect of the liabilities or obligations of any member of the Global Group.

(E)	The Company undertakes to each of the Shareholders on behalf of itself and each member of the Global Group that:

(i)	the Company shall implement measures, under the direction of the secretary of the Company, with a view to ensuring that the board of Directors of the Company shall be promptly informed of any action or agreement of the Company or any member of the

Global Group which is, from time to time, a prohibited activity under any laws and regulations of the United States, including the Foreign Corrupt Practices Act, 15 U.S.C §§ 78m(b), 78dd-1 et seq. (the “FCPA”) and foreign assets control regulations enacted from time to time by the U.S. Government (the “FAC Regulations”), which proscribe dealings by covered persons, wherever located, in specified countries outside the United States as well as generally proscribing certain actions with respect to foreign governments (such laws, rules and regulations being generally, the “Foreign Practices Laws”);

(ii)	the Company shall implement such measures, under the direction of the secretary of the Company, with a view to ensuring that the board of Directors of the Company shall be promptly informed of any action or agreement of the Company or any member of the Global Group which is, from time to time, a prohibited activity under any laws, rules and regulations of any jurisdiction which may affect any Shareholder or any member of a Shareholder’s Group (such laws, rules and regulations being generally, “Foreign Activities Laws”);

(iii)	if it shall at any time be proposed that any member of the Global Group shall undertake any activity which may be or may involve a prohibited activity under the FCPA, the FAC Regulations, other Foreign Practices Laws or Foreign Activities Laws, and which would result in legal sanctions or other liability against, or other material adverse event for any Shareholder, any member of a Shareholder’s Group or any Shareholder Director, arising out of or relating to the FCPA, the FAC Regulations or other Foreign Practices Laws, then the Company and the relevant Shareholder shall first seek to agree on measures which, based on the advice of legal advisers to the relevant Shareholder, are likely to avoid any such liability or adverse event for the relevant Shareholder, any member of a Shareholder’s Group or any Shareholder Directors appointed by the relevant Shareholder and, in the event that no such measures can reasonably be agreed, the relevant Shareholder and any Shareholder Directors appointed by it shall be entitled to require the proposal to be put to a vote of the Directors and shall be entitled to vote against that proposal, having regard to their own interests and without being in breach of any fiduciary or other duties owed by them as Shareholders in or as Directors of the Company, and to require that any vote against any such proposal be recorded in the minutes of each such meeting of the board of Directors of the Company.

(F)	Save in the case of fraud or wilful misconduct:

(i)	no member of the Global Group, nor any Shareholder or any member of any Shareholder’s Group (or any director, officer, employee or other person connected to any of them) shall be liable to another Shareholder (whether for breach of contract, in tort (including negligence) or otherwise) in connection with a breach by the Company of clause 3(E); and

(ii)	in the event that any member of any Shareholder’s Group or any director, officer, employee of, or other person connected to, any Shareholder or any member of any Shareholder’s Group (in either case such Shareholder being the “Indemnifying Shareholder”) makes any claim, action or demand (whether in tort, (including negligence), or otherwise) against any member of the Global Group, or any member of any Shareholder’s Group or any director, officer, employee or other person connected to any of them (any such person or party being, for the purposes of this clause 3(F), the “Indemnified Party”) in respect of or in connection with any breach by the Company of clause 3(E), then the Indemnifying Shareholder shall indemnify each Indemnified Party in respect of any liability, award, cost (including reasonable legal costs) or other expense incurred by such Indemnified Party in connection with, or arising from, such claim, action or demand,

PROVIDED THAT nothing in clause 3(F) shall exclude or limit the liability of any person for death or personal injury caused by such person’s negligence.

4.	RESERVED MATTERS

4.1	Requirement for Majority Approval of Shareholder Directors

The Shareholders agree and the Company undertakes (if and to the extent permitted by law, for which purpose each paragraph below shall be a separate and independent undertaking by the Company) to each of the Shareholders, that the Company shall not without the prior approval of a resolution of the Directors in respect of which Shareholder Directors who have been appointed by Shareholders holding in aggregate more than 75 per cent. by nominal value of the Shares (excluding any Shares which are held by a Shareholder which is not entitled to appoint a Shareholder Director) voted in favour, take any of the following actions:

(A)	any change in the nature or scope of the Business or Specified Risks, including the introduction or discontinuance of any field of activity, other than as provided in the Global Group Business Plan;

(B)	the entering into, variation or termination of any agreement or arrangement outside the ordinary scope of the Business;

(C)	the delegation of the whole or any material part of the functions of the Company or (as the case may be) AAU pursuant to the New Pool Members’ Agreement;

(D)	the variation or termination of the New Pool Members’ Agreement or the exercise of the power given to the Company pursuant to the New Pool Members’ Agreement to cease to provide services to any defaulting Insurer or terminating Insurer (each as defined in the New Pool Members’ Agreement) or to terminate its appointment as agent pursuant to the New Pool Members’ Agreement;

(E)	any change in the basis of accounting or accounting standards or policies employed by the Company other than as required by law or accounting policies or standards generally accepted in any applicable jurisdiction (including without limitation Canada, the United Kingdom or the United States of America) from time to time;

(F)	any change of the auditors or the Accounting Period of the Company;

(G)	the adoption of any Global Group Business Plan or any amendment to any current Global Group Business Plan, or the approval of any departure from the current Global Group Business Plan;

(H)	the adoption of any new Global Group Budget or any amendment to any current Global Group Budget, or the approval or ratification of any departure from the current Global Group Budget (where such departure involves a material deviation), involving additional expenditure or the re-allocation of expenditure in any Accounting Period. For the purposes of this clause 4.1(H) “material deviation” means any deviation (i) involving expenditure by any Group Company or (ii) involving the reallocation of expenditure within the Global Group Budget, to the value of £350,000 or more, which has not previously been provided for in the then current Global Group Business Plan;

(I)	other than as agent for one or more insurers or reinsurers, whether or not Insurers, the commencement or settlement in any jurisdiction of legal or arbitration proceedings which proceedings involve or might involve an amount (including related costs) in excess of £1,000,000 or relate to the seeking of any equitable remedy by the Company;

(J)	making any loan or advance (otherwise than in the ordinary course of the Business) to or investment, or the liquidation of any investment made by the Company, in any other person or business;

(K)	the formation or acquisition by the Company of any subsidiary undertaking;

(L)	the acquisition of any asset or group of connected assets for a consideration exceeding £1,000,000;

(M)	the disposal of, or the grant of any option or right of pre-emption in respect of or any lease or licence over, any asset or group of connected assets valued in the Company’s books at more than £1,000,000;

(N)	the raising of any debt finance from lenders other than Shareholders (whether by way of loan, acceptance credit, factoring, finance lease or otherwise) in excess of an aggregate value of £500,000, or the variation or termination of any agreement for the raising of any such finance (including without limitation early repayment or reduction);

(O)	save for any Shareholder Loan provided to the Company at completion of the Transaction, the provision to any member of the Global Group by any Shareholder of any further funding (whether by means of loan or otherwise), or the provision by any Shareholder of any guarantee or indemnity in respect of the liabilities or obligations of the Company;

(P)	the creation or redemption of any mortgage, charge, debenture, pledge, lien or other encumbrance or security interest over any of the assets, property, undertaking or uncalled capital of the Company;

(Q)	the entering into or variation of any transaction by the Company with (i) a Shareholder or any member of its Group or (ii) any director or officer of any Shareholder or of any member any Shareholder’s Group excluding for the avoidance of doubt, in the case of (i) above, transactions entered into in connection with the purchase of reinsurance in respect of risks insured by insurers (whether or not Insurers) entered into or varied at arms’ length in the ordinary course of business, or transactions entered into or varied pursuant to this agreement or the Share Purchase Agreement or the New Pool Members’ Agreement;

(R)	the appointment or dismissal of any person as a Director other than a Shareholder Director PROVIDED THAT there shall be no more than two Executive Directors at any one time;

(S)	save as provided in clause 2.2(A) (Remuneration Committee), the establishment of any committee of the board of Directors;

(T)	the creation or acquisition of any unincorporated business or the formation of any partnership or joint venture with any person;

(U)	subscribing for or otherwise acquiring any interest in the share capital or instruments convertible into share capital of any other company, body corporate or other entity or making any investment in any of the foregoing;

(V)	the taking out of any directors’ and officers’ professional indemnity insurance policy in respect of any of its directors, officers or employees;

(W)	except in the ordinary course of business, the entry into of any agreement or arrangement restricting the Company’s competitive freedom to provide and take goods and services by such means and from and to such persons as it may think fit;

(X)	save as provided in clause 16.2 (Shareholder Loans), the assignment or novation of any Shareholder Loan (or any proportion thereof);

(Y)	the effecting of any of the above matters by or in relation to any member of the Global Group (excluding the Company) (as if references above to the Company were to such member of the Global Group (excluding the Company), mutatis mutandis).

The Executive Directors shall each be entitled to one vote on the above matters, notwithstanding that any such vote shall not be required for the purposes of approving such matters.

4.2	Requirement for Majority Approval of Shareholders

Unless otherwise agreed in writing between the Shareholders holding more than 75 per cent. of the Shares by nominal value, the Shareholders agree and the Company undertakes (if and to the extent permitted by law, for which purpose each paragraph below shall be a separate and severable undertaking by the Company) to each of the Shareholders that the Company shall not take any of the following actions:

(A)	any amendment to the memorandum or articles of association of the Company;

(B)	any change to the rights attaching to any class of shares in the Company which are not set out in the memorandum or the New Articles of Association of the Company;

(C)	the creation, consolidation, sub-division, conversion or cancellation of any share capital of the Company;

(D)	the issue or allotment of any share capital of the Company or the creation of any option or right to subscribe or acquire, or convert any security into, any share capital of the Company;

(E)	any reduction of the share capital of the Company;

(F)	the purchase or redemption of any share capital of the Company;

(G)	any application for the listing of any shares or other securities of the Company on any stock exchange or for permission for dealings in any shares or other securities of the Company in any securities market;

(H)	any resolution to wind up the Company;

(I)	the filing of a petition for winding up the Company or the making of any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator;

(J)	the repayment of capital or assets to members;

(K)	any decision not to declare or pay a dividend in respect of a particular Accounting Period in accordance with clause 6.8 (Dividends) or the declaration or making of any other distribution;

(L)	any change of the Company’s name;

(M)	the effecting of any of the above matters by or in relation to any member of the Global Group (excluding the Company) of the Company (as if references above to the Company were to such member of the Global Group (excluding the Company), mutatis mutandis).

4.3	Disenfranchisement

(A)	To the extent that the votes of any Shareholder or Shareholder Director appointed by such Shareholder are to be disregarded pursuant to clause 6.5 (Directors’ Interests), clause 12.2 (Repurchase by the Company or Transfer to a Third Party) or clause 13.2 (Default Options), then, for the purposes of (i) any resolution approving any Reserved Matter under clause 4.1, and/or (ii) any agreement of the Shareholders under clause 4.2 in respect of which such votes are to be disregarded, the reference to “75” specified in clause 4.1 and/or clause 4.2 (as the case may be) shall be reduced so that it is equal to “B”, as calculated below:

(100 - Z)
B	=	75	x
100

where “Z” = the percentage of the Shares held by the Shareholder or Shareholders whose votes are to be disregarded, or, as the case may be, the percentage of the Shares held by the Shareholder or Shareholders which appointed the Shareholder Director or Shareholder Directors whose votes are to be disregarded.

(B)	For the avoidance of doubt, a Shareholder Director whose votes are to be disregarded in accordance with clause 4.3(A) shall not be entitled to vote upon any resolution in respect of any Reserved Matter under clause 4.1 in respect of which his votes are to be disregarded and his presence shall not be a requirement for there to be a quorum in respect of such matter.

(C)	The Shareholders agree that where any matter has been decided pursuant to clause 4.1 and/or clause 4.2 (as the case may be) , then the Shareholder whose votes or whose Shareholder Director’s (or Shareholder Directors’, as the case may be) votes have been disregarded pursuant to the provisions of clause 4.3(A) shall not vote against any resolution to be passed in general meeting by the members of the Company (or in any separate class meeting thereof) to approve such matter and/or any consequential steps required to be taken to implement such matter.

4.4	Members of the Global Group

To the extent that the effecting of any of the matters referred to in clause 4.1 (Requirement for Majority Approval of Shareholder Directors) or 4.2 (Requirement for Majority Approval of Shareholders) by or in relation to any member of the Global Group (excluding the Company) would require a decision or resolution by the directors or managers or shareholders of such member, the parties hereto undertake with each other to ensure, insofar as it is within their power to do so (including by the exercise of voting rights or other powers of control), that the relevant decision or resolution is taken or passed only with the approval of a resolution of the Directors which satisfies the appropriate requirements with respect to approval by Shareholder Directors or Shareholders under clause 4.1 (Requirement for Majority Approval of Shareholder Directors) or 4.2 (Requirement for Majority Approval of Shareholders) (as the case may be).

4.5	Effect of Approval of Global Group Business Plan and Global Group Budgets

The approval of any Global Group Business Plan or Global Group Budget shall not imply or be deemed to be an approval of any matter within that Global Group Business Plan or Global Group Budget which would require approval in accordance with clause 4.1 (Requirement for Majority Approval of Shareholder Directors), clause 4.2 (Requirement for Majority Approval of Shareholders) or clause 4.4 (Members of the Global Group).

5.	MANAGEMENT APPOINTMENTS

5.1	Appointment and Removal of Directors

(A)	Every person who holds or is to hold executive office with the Company and is or is to be appointed a Director (an “Executive Director”) shall be appointed and removed in accordance with clause 4.1(R) (Requirement of Majority Approval of Shareholder Directors) and the New Articles of Association. The Executive Directors as at the commencement of this agreement are as set out in clause 2.1(B) (Appointed Directors). At any one time there shall be no more than two Executive Directors and the parties undertake to each other to ensure, insofar as it is within their power to do so, that a replacement shall be appointed in accordance with clause 4.1 (R) (Requirement for Majority Approval of Shareholder Directors) for any Executive Director who has vacated or been removed from office as soon as is reasonably practicable thereafter, such that there shall always be at least one Executive Director.

(B)	Subject to clause 5.1(C), each Shareholder from time to time holding five per cent. or more of the ordinary issued share capital of the Company shall be entitled, by notice in writing to the Company and each other Shareholder, to appoint and maintain the appointment of one Director (each such Director being a “Shareholder Director”) except that any Shareholder from time to time holding 40 per cent. or more of the Shares in issue from time to time shall be entitled to appoint and maintain the appointment of two such Shareholder Directors, and, by like notice in writing, to remove any such Shareholder Director appointed by it from time to time. The first Shareholder Directors whose names are set out in clause 2.1(A) (Appointed Directors) shall be deemed to have been appointed for the purposes of this Clause 5.1(B).

(C)	If at any time any Shareholder who was entitled to and has appointed and not removed two Shareholder Directors in accordance with clause 5.1(B) shall cease to be the holder of 40 per cent. or more of the Shares in issue from time to time, then, PROVIDED THAT such Shareholder remains the holder of five per cent. or more of such Shares, such Shareholder shall forthwith cause one of its Shareholder Directors to be removed in accordance with clause 5.1(B). If at any time any Shareholder who was entitled to and has appointed and not removed one or more Shareholder Directors in accordance with clause 5.1(B) shall cease to be the holder of five per cent. or more of the Shares in issue from time to time such Shareholder shall forthwith cause each such Shareholder Director to be removed in accordance with clause 5.1(B). Any Shareholder Director who has not been removed in contravention of this clause 5.1(C) shall not be entitled to attend or vote at any meeting of the Directors, whether to consider a Reserved Matter or otherwise and his presence shall not be required for there to be a quorum.

(D)	Each Shareholder shall, prior to appointing any person as a Shareholder Director, give each of the other Shareholders a reasonable opportunity to express any concern as to his suitability.

(E)	Subject to clause 5.4 (Alternate Directors), other than (i) the Executive Directors holding office pursuant to clause 2.1(B) (Appointed Directors) or appointed in accordance with clause 4.1(R) (Requirement of Majority Approval of Shareholder Directors), and (ii) the Shareholder Directors, the Company shall have no other Directors.

5.2	Indemnity

The Shareholder which removes a Shareholder Director from office in accordance with clause 5.1 (Appointment and Removal of Directors) or whose appointee under clause 5.15.1(B) vacates or is deemed to have vacated office under the New Articles of Association shall indemnify on an after-tax basis the other Shareholders and each member of their respective Groups and the Company and every other member of the Global Group (each an “Indemnified Group Member”) against any claim, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of that Director ceasing to hold office.

5.3	Chairman

(A)	The Chairman shall be appointed from among the Shareholder Directors, subject to the provisions of this clause 5.3. The first Chairman shall be appointed at Completion, and shall hold office until 31st December 2004. Thereafter, a Chairman shall be appointed from among the Shareholder Directors in accordance with clause 6.4 (Voting at Directors’ Meetings) for successive two-year terms. A Chairman may be re-appointed for an unlimited number of terms, subject to the requirements of this clause 5.3. If, by the end of the term of any existing Chairman the requisite majority of the Shareholder Directors has not appointed a succeeding Chairman, then if a majority of the Shareholder Directors voting in accordance with clause 6.4 (Voting at Directors’ Meetings) (excluding the votes of each and every Shareholder Director appointed by the Shareholder whose appointee is the then current Chairman), approve the continuance of the existing Chairman, such Chairman shall, if he is willing to do so, continue as Chairman until such majority of the Shareholder Directors can elect or re-elect a new Chairman, from which time the person so elected or re-elected (as the case may be) shall serve as Chairman for a term ending two years after the end of the term of the previous Chairman or the end of his previous two-year term (if re-appointed) (as the case may be).

(B)	Before any person is nominated to take office as Chairman, the Directors shall be given a reasonable opportunity to express any concerns as to his suitability for the post.

(C)	The Directors shall be entitled to replace the Chairman by a decision of the Shareholder Directors voting in accordance with clause 6.4 (Voting at Directors’ Meetings) with another Shareholder Director if the incumbent Chairman vacates office as a Director. The replacement Chairman shall hold office as Chairman for the unexpired portion of the term of his predecessor.

(D)	The Chairman shall preside at any Directors’ meeting in which he participates. If the Chairman is not present or does not participate in any Directors’ meeting or if no Chairman has been appointed or is so continuing in office, the Directors shall appoint an ad hoc Chairman to preside at that meeting.

(E)	The Chairman shall not have a casting vote.

(F)	The Company shall not authorise or permit the termination of any contract of employment of any employee of the Global Group without the prior written authorisation of the Chairman where:

(i)	such employee’s basic salary is £100,000 or more, but less than £150,000, per annum; and/or

(ii)	as a consequence of such termination of employment any Termination Payment of £100,000 or more, but less than £150,000, in aggregate, is to be made to such employee and the Chairman may, in his absolute discretion, refer a decision concerning any such termination of employment to the Remuneration Committee for it to consider, in accordance with the provisions of clause 2.2(A)(v)(c) (Remuneration Committee).

5.4	Alternate Directors

The Shareholders shall be entitled, by notice in writing to the Company and to the other Shareholders, to appoint any person as an alternate director to attend, speak and vote on behalf of their respective Shareholder Directors at any one or more meetings of the Directors. An Executive Director shall be entitled to appoint any person as his alternate director in accordance with the New Articles of Association PROVIDED THAT all Shareholder Directors approve in advance the appointment in writing. A person who holds office as an alternate director shall, if his appointer is not present, be counted in the quorum for the meeting. As the context permits references in this agreement to “Director”, “Executive Director” and “Shareholder Director” shall be construed to include an alternate director appointed in accordance with this clause 5.4.

5.5	Members of the same Group

For the purposes of this clause 5, all Shareholders who are members of the same Group shall be deemed to be one Shareholder and shall act together in the exercise of their rights and be jointly and severally liable under this clause 5.

6.	PROCEEDINGS OF DIRECTORS

6.1	Convening Directors’ Meetings

A Director may, and the secretary of the Company at the request of a Director or Shareholder shall, call a meeting of the Directors. The Directors shall hold meetings at least once during every rolling period of three calendar months.

6.2	Notice of Directors’ Meetings

Unless otherwise agreed by any Director in relation to himself only, at least ten Business Days’ notice of each meeting of the Directors shall be given to each Director entitled to attend (whether or not he shall be absent from or resident outside the United Kingdom) and the notice shall be accompanied by an agenda and, to the extent the same has been prepared, a board paper setting out in such reasonable detail as may be practicable in the circumstances the subject matter of the meeting.

6.3	Quorum at Directors’ Meetings

(A)	Subject to clause 4.3(B) (Disenfranchisement), and clause 5.1(C) (Appointment and Removal of Directors), a quorum shall exist at any Directors’ meeting if at least one Shareholder Director appointed by each of the Shareholders is present or represented by an alternate. A Shareholder Director may, by notice in writing to the Company, waive his right to be present or represented for the purpose of determining a quorum.

(B)	If a quorum is not present at a meeting of the Directors at the time when any business is considered the meeting shall be adjourned to be reconvened in accordance with the following provisions of this clause. At least ten Business Days’ notice of the reconvened meeting will be given unless all the Directors agree otherwise. At the reconvened meeting, a quorum shall exist with respect to those matters on the agenda but not disposed of at the original meeting if Shareholder Directors appointed by any two or more of the Shareholders (which are not members of the same Group) are present or represented by an alternate, and any Shareholder Director not so present or represented shall be deemed to have waived his right to be so present or so represented.

6.4	Voting at Directors’ Meetings

Resolutions of the Directors shall be decided by majority of the votes cast and each Director present shall have one vote, PROVIDED THAT:

(A)	the majority required to pass any resolution must include votes from Shareholder Directors whose appointing Shareholders constitute at least half of the Shareholders who hold more than 20 per cent. of the Shares at the time of such resolution (if any) and whose Shareholder Directors are entitled to vote and have not waived their right, or have not been deemed to have waived their right, to be present or represented at the relevant Directors’ meeting pursuant to clause 6.3(A) or clause 6.3(B) (as the case may be); and

(B)	no resolution of the Directors to take any of the actions listed in clause 4.1 (Requirement for Majority Approval of Shareholder Directors) or clause 4.2 (Requirement for Majority Approval of Shareholders) or to take any such decision or pass any such resolution as is referred to in clause 4.4 (Members of the Global Group) shall be effective unless the requirements of the relevant clause are fulfilled.

6.5	Directors’ Interests

A Shareholder Director shall not be counted in the quorum (nor shall his presence be required in order to constitute a quorum if it would otherwise be required under this clause 6 or the New Articles of Association), nor shall he be entitled to vote, in respect of (i) any action to be taken or decision to be made by the Company or the Directors under clause 12 (Other Voluntary Transfers) where his appointing Shareholder has served or is deemed to have served a Transfer Notice under this agreement, or (ii) any action by any member of the Global Group against the Shareholder who appointed him or any member of that Shareholder’s Group or any action by the Shareholder who appointed him or any member of that Shareholder’s Group against any member of the Global Group and for the purposes of any resolution of the Directors or written agreement of the Shareholders which is required under clause 4.1 (Requirement for Majority

Approval of Shareholder Directors) or clause 4.2 (Requirement for Majority Approval of Shareholders) (as the case may be) in connection with any such action, the votes of the relevant Shareholders and of every Shareholder Director appointed by such Shareholder shall be disregarded in accordance with the provisions of clause 4.3 (Disenfranchisement).

6.6	Participation Arrangements

Any one or more Directors (or his or their alternates) may participate in and vote at Directors’ meetings by means of a conference telephone, video conference facility or any other communication equipment which allows all persons participating in the meeting to speak and to hear each other. Any Director (or alternate) so participating in a meeting shall be deemed to be present in person and shall count towards the quorum.

6.7	Written Resolutions

A resolution in writing signed by all the Directors shall be as valid and effective for all purposes as a resolution passed by the Directors at a meeting duly convened, held and constituted.

6.8	Dividends

In respect of any Accounting Period in which any profits are lawfully and properly available for distribution such profits shall, to the extent permissible under applicable law, be distributed by the Company unless agreed otherwise by the Shareholders as a Reserved Matter pursuant to clause 4.2(K) (Requirement for Majority Approval of the Shareholders) and the Company shall, insofar as it is able, procure other members of the Global Group to distribute up any profits which are lawfully and properly available for distribution, unless agreed otherwise by the Shareholders as a Reserved Matter pursuant to clause 4.2(K).

7.	ACCESS TO INFORMATION AND ACCOUNTS

7.1	Provision of Information by the Company

(A)	The Company shall provide, or shall procure that each member of the Global Group provides, each Shareholder (at the cost of that Shareholder) with access to and copies of such information and records of each member of the Global Group and Ortac as that Shareholder may reasonably require from time to time (which may include correspondence with the auditors, regulatory and tax authorities and copies of board and committee meetings), such access to extend to a right for the Shareholders, with their advisers, to attend on reasonable notice at the premises of the Company, interview Executive Directors and review the requested information and records.

(B)	The Company shall, in a timely manner, keep each Shareholder fully informed of and shall provide each Shareholder with all material information with respect to all material facts and matters of which the

Global Group becomes aware which (i) have not previously been reported to the Shareholders (whether as part of any Global Group Business Plan, Global Group Budget or otherwise), (ii) which relate to the business of the Global Group or any member thereof, and (iii) the provision of which would not (a) involve a breach of a duty of confidentiality owing by the Global Group to a third party, or (b) give rise to a waiver by the Global Group of legal privilege it would otherwise enjoy in respect of such information or records in the context of actual or probable litigation or arbitration proceedings involving the Global Group, or (c) directly cause significant financial or reputational detriment to the Global Group.

(C)	The Company shall provide or procure the provision to each of the Shareholders of copies of all minutes of any meeting of the board of directors (and any committees thereof) or shareholders of any member of the Global Group.

7.2	Retention of Records

All records of the Company shall be retained for a period of at least seven years from the end of the year to which such record relates. All material documentation relating to policies and ceded and assumed reinsurance contracts shall be retained by the Company in accordance with the policies adopted by the Directors from time to time.

7.3	Provision of Information by Directors

Each Shareholder Director is irrevocably authorised by the Company to disclose to the Shareholder who appointed him any information or records belonging to or concerning any member of the Global Group or such member’s business and assets, other than any information or records the said disclosure of which such Shareholder Director has been made aware or should reasonably be aware would (a) involve a breach of a duty of confidentiality owing by any member of the Global Group to a third party, or (b) give rise to a waiver by any member of the Global Group of legal privilege it would otherwise enjoy in respect of such information or records in the context of actual or probable litigation or arbitration proceedings involving any member of the Global Group and is known to such Director, or (c) directly cause significant financial or reputational detriment to any member of the Global Group. The exceptions to the aforesaid authorisation to disclose shall not in any event apply to any information or record which is in the possession of a Shareholder Director which is required by his appointing Shareholder to be disclosed or published to such Shareholder in order for that Shareholder or any member of its Group to comply with the requirements of U.K. GAAP, U.S. GAAP or any other applicable accounting standards, if the Company has failed to comply with any proper request therefor made by such Shareholder in writing under clause 7.5(D) (Annual Accounts) within 30 days of the date on which such request was made.

7.4	Quarterly Financial Reporting

The Company, through the Executive Directors, will submit a report concurrently to the other Directors and each Shareholder (and in normal circumstances within 30 Business Days of the end of the calendar quarter to which it relates) (a) showing, inter alia, the revenues, operating results, overall results and relevant cash flow information on a quarterly and year-to-date basis and performance compared to the Business Plan, (b) describing any material changes to the Global Group’s business, financial position or prospects since the end of the preceding quarter and the status of the implementation of the Global Group strategy and major projects as set out in the Budget, (c) updating details of projected capital requirements, and (d) containing a summary description of the business conducted by the Global Group under the New Pool Members’ Agreement.

7.5	Annual Accounts

The Shareholders shall exercise their respective powers in relation to the Company so as to ensure, so far as by the exercise of such powers they can so ensure, and the Company undertakes to each of the Shareholders:

(A)	that audited accounts for each member of the Global Group required to produce audited accounts under English law and consolidated audited accounts for the Company and its subsidiaries complying in each case with the Companies Acts 1985 to 1989 shall be prepared and reported on by the auditors of the relevant company within three months from the end of the Accounting Period in question and shall be forthwith thereafter delivered to each Shareholder. Accounts for any member of the Global Group required to be prepared under the laws of any jurisdiction other than the United Kingdom shall be prepared, reported or audited and otherwise dealt with in accordance with the laws of that jurisdiction;

(B)	that the audited unconsolidated and consolidated accounts of each member of the Global Group for each Accounting Period shall, unless otherwise required under the laws or generally accepted accounting standards applicable in any jurisdiction, be prepared under the historical cost basis and shall otherwise comply with all applicable standard accounting practices and financial reporting standards (including, without limitation, to the extent applicable, those of Canada, the United Kingdom and the United States);

(C)	that the auditors to the Company from time to time (i) shall at the expense of the Company, certify the profits of each member of the Global Group as disclosed in the audited accounts which are available for distribution for each Accounting Period at the same time as they sign their report on the audited consolidated accounts of the Company for that Accounting Period, and (ii) shall generally prepare such certificates and calculations concerning the financial position of the Global Group as may be reasonably required by the Shareholders from time to time, and (iii) shall be given such assistance and information by each member of the Global Group in connection with the performance of any duties imposed upon such member of the Global Group hereunder or by the New Articles of Association;

(D)	to procure that such financial and accounting information and accounting reports or statements are provided or made available, as soon as reasonably practicable, to each Shareholder as is reasonably required by any such Shareholder in order for it or any member of its Group to comply with the requirements of U.K. GAAP or any other applicable English accounting law or regulation and, to the extent reasonably requested by any Shareholder, any other applicable accounting standards, and relevant accounting laws or regulations applicable to any such Shareholder or any member of its Group as soon as reasonably practicable following the request of such Shareholder at no direct cost to the relevant Shareholder.

8.	BUSINESS PLAN

8.1	Preparation of Global Group Business Plan

No later than 60 days prior to the end of each Accounting Period, and following approval of the business plan adopted in relation to the New Global Aerospace Pool under the provisions of the New Pool Members’ Agreement, the Company, through the Executive Directors, shall submit to the other Directors and the Shareholders concurrently a draft Global Group Business Plan covering the three-year period commencing at the end of such Accounting Period. Each draft Global Group Business Plan shall include:

(A)	business forecasts;

(B)	appropriate explanations of the Directors’ proposed strategy;

(C)	details of the assumptions used;

(D)	a detailed annual budget for the first Accounting Period covered by the draft Global Group Business Plan, including a detailed breakdown of:

(i)	consolidated revenues, operating expenses and operating results;

(ii)	quarterly material capital expenditures and quarterly cash flows;

(iii)	consolidated balance sheet as at the end of each Accounting Period and profit and loss account for each Accounting Period; and

(iv)	expected funding requirements and the proposed methods of meeting those requirements; and

(E)	a summary annual business plan for each of the second and third Accounting Periods covered by the draft Global Group Business Plan.

8.2	Adoption of Global Group Business Plans

The Shareholders shall use all reasonable endeavours to agree each draft Global Group Business Plan submitted in accordance with clause 8.1 (Preparation of Global Group Business Plan) with such amendments as they may think fit and to procure the adoption of the Global Group Business Plan in accordance with clause 4 (Reserved Matters) prior to the beginning of the period to which it relates. The Global Group Business Plan shall not take effect until approved in accordance with the provisions of clause 4.1(G) (Requirement for Majority Approval of Shareholder Directors).

8.3	Relationship with Global Group Budgets

The Executive Directors shall prepare a draft Global Group Budget on a basis consistent with the then current Global Group Business Plan approved in accordance with clause 4 (Reserved Matters) and the provisions of any business plan adopted in relation to the New Global Aerospace Pool under the New Pool Members’ Agreement and shall be amended to the extent required to take into account any amendments to any Global Group Business Plan approved in accordance with clause 4 (Reserved Matters). The Shareholders shall use all reasonable endeavours to agree each draft Global Group Budget submitted in accordance with this clause with such amendments as they may think fit and to procure the adoption of the Global Group Budget in accordance with clause 4 (Reserved Matters) prior to the beginning of the period to which it relates. The Global Group Budget shall not take effect until approved in accordance with the provisions of clause 4.1(H) (Requirement for Majority Approval of Shareholder Directors).

9.	ISSUE OF SHARES

9.1	Issue of Shares

Shares shall only be issued in accordance with clause 4.2 (Requirement for Majority Approval of Shareholders) and clause 9.2 below.

9.2	Pre-emption on Issue

(A)	Save with the prior written approval of all of the Shareholders (excluding any Defaulting Shareholder in respect of which it has been determined in accordance with clause 13.2(B)(iv) (Default Options) that the relevant Event of Default has been substantiated or has not been remedied) (each an “Offeree”), any Shares which are unissued from time to time and which are proposed to be offered for issue to any person (including a Shareholder or any member of that Shareholder’s Group) (“Unissued Shares”) shall, before they are so offered, be offered for issue to the Offerees, in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to such offer bear to one another in accordance with the following provisions of this clause 9.2.

(B)	In the event of an offer to issue the Unissued Shares as described in clause 9.2(A), the Company shall make such offer by serving a notice (the “Issue Notice”) on each and every Offeree, specifying:

(i)	the total number of Unissued Shares proposed to be issued;

(ii)	the proportionate entitlement of each Offeree;

(iii)	the offer price at which the Unissued Shares are proposed to be issued; and

(iv)	a limiting period (not being less than 21 days) (the “Acceptance Period”) after which the offer, if not accepted, will be deemed to have been declined.

(C)	It shall, subject to clause 9.2(B)(iv), be open to each Offeree, upon receipt of an Issue Notice, to state by written notice to the Company and each of the other Offerees whether or not it is willing to accept the offer, and whether or not it is willing to accept the issue and allotment to it of Unissued Shares in excess of its proportionate entitlement (“Excess Unissued Shares”) and, if such Offeree states that it is so willing, it shall state the maximum number of Excess Unissued Shares it is willing to accept.

(D)	After the expiry of the Acceptance Period the Directors shall, subject to clause 9.2(E) below, allot the Unissued Shares in the following manner:

(i)	if the total number of Unissued Shares applied for (including Excess Unissued Shares) by all relevant Offerees is equal to or less than the available number of Unissued Shares, the Directors shall allot the Unissued Shares in accordance with such applications;

(ii)	if the total number of Unissued Shares applied for (including Excess Unissued Shares) by all relevant Offerees is more than the available number of Unissued Shares:

(a)	the Directors shall allot the Unissued Shares to the relevant Offerees in the proportion, as nearly as may be, which their holdings of Shares immediately prior to service of the Issue Notice bear to one another (or, in the case of any particular Offeree, such lesser number of Unissued Shares for which it may have applied); and

(b)	Excess Unissued Shares applied for shall be allotted in accordance with such applications or, in the event of competition, to each such Offeree applying for Excess Unissued Shares in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to service of the Issue Notice bear to one another,

PROVIDED THAT no such Offeree shall be allocated more Excess Unissued Shares than it shall have stated itself willing to accept. Any remaining Unissued Shares shall be allotted by applying this clause 9.2(D)(ii)(b), on more than one occasion if necessary, without taking account of any Offeree whose application has already been satisfied in full, until such time as either all of the Unissued Shares have been allotted or all applications therefore have been satisfied in full.

(E)	If pursuant to the operation of clause 9.2(D), an Offeree would, but for this clause 9.2(E), be entitled to be allotted such a number of Unissued Shares as would increase its holding of Shares to 50 per cent. or more of the Shares in issue, the Directors shall first allot to such Offeree the maximum number of Unissued Shares which may be allotted to it without increasing such Offeree’s holding of Shares to a number of Shares representing 50 per cent. or more in nominal value of the Shares in issue. The balance of such Offeree’s entitlement to Unissued Shares (“Surplus Unissued Shares”) shall be dealt with as follows:

(i)	where clause 9.2(D)(i) applies, none of the Surplus Unissued Shares shall be allotted to any other Offeree;

(ii)	if the number of such Surplus Unissued Shares is equal to or more than the number of Unissued Shares required to satisfy all unsatisfied applications for Unissued Shares (including Excess Unissued Shares) made by all other Offerees, the Surplus Unissued Shares shall be allotted accordingly; and

(iii)	if the number of Surplus Unissued Shares is less than the number of Unissued Shares required to satisfy all unsatisfied applications for Unissued Shares (including Excess Unissued Shares) made by all other Offerees:

(a)	such Surplus Unissued Shares shall be allotted to each of the other Offerees which have not had allotted to them the total number of Unissued Shares (including Excess Unissued Shares) for which they applied, in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to service of the Issue Notice bear to one another, PROVIDED THAT no such Offeree shall be allotted more than the total number of Unissued Shares (including Excess Unissued Shares) it may have originally applied for; and

(b)	any Surplus Unissued Shares which remain to be allotted shall be allotted so as to satisfy any unsatisfied applications for Unissued Shares (including Excess Unissued Shares) made by other Offerees PROVIDED THAT, in the event of competition, the Surplus Unissued

Shares shall be allotted to each such Offeree in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to service of the Issue Notice bear to one another, PROVIDED THAT no such Offeree shall be allotted more Unissued Shares than it shall have stated itself willing to accept. Any remaining Surplus Unissued Shares shall be allotted by applying this clause 9.2(E)(iii)(b), on more than one occasion if necessary, without taking account of any Offeree whose application has already been satisfied in full, until such time as either all of the Surplus Unissued Shares have been allotted or all applications for Unissued Shares have been satisfied in full.

(iv)	If after the application of clauses 9.2(E)(i) to (iii) above, any Surplus Unissued Shares have not been allotted to any other Offeree, they shall be allotted to the Offeree referred to in clause 9.2(E) notwithstanding that, as a result of such allotment, that Offeree’s holding of Shares shall increase to 50 per cent. or more of the Shares in issue.

(F)	References in clause 9.2(D) and clause 9.2(E) to the holding of Shares by any Offeree shall be taken to mean such Offeree’s holding of Shares aggregated with each and every holding of Shares held by other members of that Offeree’s Group.

(G)	Any Unissued Shares not accepted by Offerees, or not capable of being allocated among them except by way of fractions, shall (subject to clause 14 (Ineligible Persons) and the provisions of section 80 of the Companies Act 1985) be at the disposal of the Directors PROVIDED THAT no such Share shall be allotted:

(i)	after the expiry of the period of four months from the date of the Issue Notice; and

(ii)	on terms which are more favourable to the allottee than the terms on which they were offered to existing holders of Shares; and

(iii)	unless the proposed allottee (if it is not already a Shareholder) shall first have entered into a Deed of Adherence in accordance with clause 17 (Effect of Deed of Adherence).

(H)	Notwithstanding any of the foregoing provisions of this clause 9.2, if, upon any allotment of Shares made in accordance with this clause 9.2, Munich Re would hold Shares representing 25 per cent. or more of the total number of Shares which would, following such allotment, be in issue or 25 per cent. or more of the total voting rights which, following such allotment, would normally be exercisable at general meetings of the Company, the Directors shall prior to the relevant allotment of Unissued Shares notify Munich Re in writing of such fact and Munich Re shall be entitled, at any time within 10 Business Days following receipt of such notice, to revoke its right to have allotted to it such number of Unissued Shares as it may in its absolute discretion decide. Any such revocation by Munich Re shall be made by written notice to the Company specifying the number of Unissued Shares in respect of which it wishes to revoke its rights and, save with prior written consent of all of the Offerees, none of those Unissued Shares shall be allotted to any other Offeree or any third party other than in accordance with a further offer made in accordance with this clause 9.2. Subject thereto, the Directors may allot the remaining Unissued Shares taken up in the manner provided for in this clause 9.2.

9.3	Rights to Subscribe or Convert

No right to subscribe for, or convert any security into, a Share shall be allotted or issued except with the prior consent in writing of the Shareholders.

10.	RESTRICTIONS ON DEALING WITH SHARES

No Disposal of any Share or any legal or beneficial interest in a Share shall be permitted except a transfer of the entire legal and beneficial interest in the Share which is permitted by the other terms of this agreement and the New Articles of Association.

11.	PERMITTED TRANSFERS

11.1	Transfers within a Group

A Shareholder may transfer any Share to any other body corporate in the same Transfer Group (a “Group Transferee”) without restriction as to price or otherwise PROVIDED THAT the Group Transferee (if it is not already a party to this agreement) shall first have entered into a Deed of Adherence in accordance with clause 17 (Effect of Deed of Adherence).

11.2	Group Transferee Leaving the Group

A Group Transferee holding Shares shall transfer, in a manner and to a transferee permitted by this agreement, all the Shares held by it before it ceases to be in the same Transfer Group as the Shareholder who transferred (such transfer being, for the purposes of this clause 11.2 only, the “Original Transfer”) the relevant Shares to the Group Transferee in question (for the purposes of this clause 11.2 only, an “Original Transferor”) or, in the event that such Original Transferor has itself ceased to be in the same Transfer Group as such Shareholder at a time immediately before such transfer would take place, the Group Transferee shall instead transfer the Shares in a manner permitted by this agreement, to any other body corporate who was and remains a member of the same Transfer Group as such Original Transferor at the time of the Original Transfer.

11.3	Transfers Between Shareholders

Nothing in this agreement shall prevent the transfer by any Shareholder (without restriction as to price or otherwise), on not more than one occasion during any rolling period of 12 calendar months, of Shares representing one per cent. of the total number of Shares from time to time in issue or carrying one per cent. of the voting rights normally exercisable at general meetings of the Company (whichever shall be the higher) to any other Shareholder or as such Shareholder may direct, to any member of that Shareholder’s Group PROVIDED THAT no such transfer pursuant to this clause 11.3 shall be made to any other Shareholder or to any member of that Shareholder’s Group where that Shareholder’s holding of Shares would be increased to 50 per cent. or more in nominal value of the Shares in issue. References in this clause 11.3 to the holding of Shares by any Shareholder shall be taken to mean such Shareholder’s holding of Shares aggregated with each and every holding of Shares held by other members of that Shareholder’s Group. Each Shareholder hereby separately and independently confirms and declares that it has not, as at the date of this agreement, agreed to transfer to any other Shareholder or any member of any Shareholder’s Group any such Shares and it is not party to any arrangement or understanding with respect to any such transfer or the terms thereof.

11.4	Information and Evidence

The transferor and the transferee of any Share transferred under this clause 11 shall each provide to the Company and the other Shareholders, in each case at its own expense, any information and evidence reasonably requested in writing by any or all of the other Shareholders for the purpose of determining whether the transfer to the proposed transferee complies with the terms of this clause 11.

11.5	Compliance with Agreement

Each Shareholder who has transferred its Shares to a Group Transferee shall procure that the Group Transferee holding such Shares and any subsequent Group Transferee complies with the terms of this agreement.

12.	OTHER VOLUNTARY TRANSFERS

12.1	Pre-emption Rights

(A)	If any Shareholder proposes to transfer any Shares (otherwise than in accordance with clause 11 (Permitted Transfers)), such Shareholder (the “Transferor”) shall serve a notice (“Transfer Notice”) on the Company and each of the other Shareholders (excluding any Defaulting Shareholder in respect of which it has been determined in accordance with clause 13.2(B)(iv) (Default Options) that the relevant Event of Default has been substantiated or has not been remedied) (each such Shareholder being a “Recipient”).

(B)	The Transfer Notice shall:

(i)	inform the Company and the Recipients thereof of the proposed transfer of the Shares and shall specify the number of Shares proposed to be transferred (“Offered Shares”);

(ii)	if any person has expressed an interest in acquiring the Offered Shares (or any of them), state the identity of that person (an “Intended Transferee”);

(iii)	state the price and other terms (“Offer Terms”) on which the Offered Shares are proposed to be transferred, and if no price is specified, the price shall be deemed to be the Prescribed Value;

(iv)	invite every Recipient to state in writing to the Company and to the Transferor within the Minimum Period whether it is willing to purchase any and, if so, how many of the Offered Shares.

(C)	A Transfer Notice given or deemed to be given in accordance with this agreement shall be deemed to appoint the Company as agent of the Transferor for the offer, allocation and sale of the Offered Shares in accordance with this clause 12 and shall, subject to clause 12.1(I), be revocable only with the consent in writing of all of the Recipients, and if it is revoked:

(i)	no further Transfer Notice in respect of a number of Shares up to the number of Shares which were the subject of the revoked Transfer Notice may be given by the Transferor (or any other member of its Group) within six months after the date on which the Transfer Notice is revoked, unless all of the Recipients agree in writing; and

(ii)	the remaining provisions of this clause 12 shall cease to apply in relation to the revoked Transfer Notice.

(D)	The Offered Shares shall be offered to the Recipients on terms that, in the event of competition, the Offered Shares shall, subject to clauses 12.1(E) and 12.1(F) be sold to the Recipients accepting the offer in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to service of the original Transfer Notice bear to one another. Each such Recipient shall state in its written notice to the Transferor under clause 12.1(B)(iv) whether or not it is willing to purchase Offered Shares in excess of its proportionate entitlement (“Excess Shares”) and, if such Recipient states that it is so willing, it shall state the maximum number of Excess Shares it is willing to purchase.

(E)	Within five Business Days after the expiry of the Minimum Period (as defined in clause 12.1(J)) (or sooner if each and every Recipient has given notice in writing under clause 12.1(B)(iv) or informed the

Company in writing that it does not wish to purchase any of the Offered Shares), the Directors shall, subject to clause 12.1(F) below, allocate the Offered Shares in the following manner:

(i)	if the total number of Offered Shares applied for (including Excess Shares) by all relevant Recipients is equal to or less than the available number of Offered Shares, the Directors shall allocate the Offered Shares in accordance with such applications;

(ii)	if the total number of Offered Shares applied for (including Excess Shares) by all relevant Recipients is more than the available number of Offered Shares:

(a)	the Directors shall allocate the Offered Shares to the relevant Recipients in the proportion, as nearly as may be, which their holdings of Shares immediately prior to service of the Transfer Notice bear to one another (or, in the case of any particular Recipient, such lesser number of Offered Shares for which it may have applied); and

(b)	applications for Excess Shares shall be allocated in accordance with such applications or, in the event of competition, to each such Recipient applying for Excess Shares in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to service of the Transfer Notice bear to one another, PROVIDED THAT no such Recipient shall be allocated more Excess Shares than it shall have stated itself willing to take. Any remaining Offered Shares shall be allocated by applying this clause 12.1(E)(ii)(b), on more than one occasion if necessary, without taking account of any Recipient whose application has already been satisfied in full, until such time as either all of the Offered Shares have been allocated or all applications therefor have been satisfied in full.

(F)	If under clause 12.1(E), a Recipient would otherwise be entitled to be allocated such number of Offered Shares as would increase its holding of Shares to 50 per cent. or more of the Shares in issue, the Directors shall first allocate to such Recipient the maximum number of Offered Shares which may be allocated to it without increasing such Recipient’s holding of Shares to a number of Shares representing 50 per cent. or more in nominal value of the Shares in issue. The balance of such Recipient’s entitlement to Offered Shares (“Surplus Offered Shares”) shall be dealt with as follows:

(i)	where clause 12.1(E)(i) applies, none of the Surplus Offered Shares shall be allocated to any other Recipient;

(ii)	if the number of such Surplus Offered Shares is equal to or more than the number of Offered Shares required to satisfy all unsatisfied applications for Offered Shares (including Excess Shares) made by all other Recipients, the Surplus Offered Shares shall be allocated accordingly; and

(iii)	if the number of Surplus Offered Shares is less than the number of Offered Shares required to satisfy all unsatisfied applications for Offered Shares (including Excess Shares) made by all other Recipients:

(a)	such Surplus Offered Shares shall be allocated to each of the other Recipients which have not had allocated to them the total number of Offered Shares (including Excess Shares) for which they applied, in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to service of the original Transfer Notice bear to one another, PROVIDED THAT no such Recipient shall be allocated more than the total number of Offered Shares (including Excess Shares) than it may have originally applied for; and

(b)	any Surplus Offered Shares which remain unallocated shall be allocated so as to satisfy any unsatisfied applications for Offered Shares (including Excess Shares) made by other Recipients PROVIDED THAT, in the event of competition, the Surplus Offered Shares shall be allocated to each such Recipient in the proportion, as nearly as may be, which their respective holdings of Shares immediately prior to service of the Transfer Notice bear to one another, PROVIDED THAT no such Recipient shall be allocated more Offered Shares than it shall have stated itself willing to take. Any remaining Surplus Offered Shares shall be allocated by applying this clause 12.1(F)(iii)(b), on more than one occasion if necessary, without taking account of any Recipient whose application has already been satisfied in full, until such time as either all of the Surplus Offered Shares have been allocated or all applications for Offered Shares have been satisfied in full.

(G)	If after the application of clauses 12.1(F)(i) to (iii) above, any Surplus Offered Shares have not been allocated to any other Recipient, they shall be allocated to the Recipient referred to in clause 12.1(F) notwithstanding that, as a result of such allocation, that Recipient’s holding of Shares shall increase to 50 per cent. or more of the Shares in issue.

(H)	Upon final allocation of the Offered Shares in accordance with the foregoing provisions, the Directors shall forthwith give notice of the allocation (an “Allocation Notice”) to each of the Recipients to whom Offered Shares have been allocated (a “Member Applicant”). The Allocation Notice shall specify the time (subject to clause 12.3(C)

(Deemed Transfer Notice on Withdrawal) not being less than 48 hours nor more than seven Business Days after the date such notice is served) and place in the United Kingdom for completion of the sale and purchase of the Offered Shares which are the subject of the Allocation Notice. Subject to clause 12.1(I), Completion shall take place at such time and place in accordance with clause 15 (Completion of Share Transfers).

(I)	If after the application of the preceding provisions of this clause 12, not all of the Offered Shares have been allocated, the Transferor may, by notice in writing to the Company and each Recipient to which Offered Shares have been allocated, revoke its Transfer Notice and, if the Transferor does revoke such Transfer Notice, clauses 12.1(C)(i) and (ii) shall apply. Any such notice must be served on the Company and each such Recipient no later than 5.00 p.m. on the third Business Day prior to the date set for completion. If a Transfer Notice is revoked, clause 12.2 (Repurchase by the Company or Transfer to a Third Party) shall not apply in respect of the Offered Shares which are the subject of such Transfer Notice.

(J)	The “Minimum Period” shall be the period expiring 30 days after the date of service of the Transfer Notice or, if later, the date on which the Prescribed Value, if required to be agreed or determined, is agreed or determined in accordance with clause 18 (Prescribed Value) plus such further number of days (not exceeding 90), if any, as any Recipient may, by notice in writing to the Transferor, the Company and all other Recipients given no later than 30 days after the date of service of the Transfer Notice, specify as being in the Recipient’s opinion necessary to enable it to obtain all requisite regulatory and other third party consents to the sale and purchase that would result from acceptance by the relevant Recipient of the offer contained or deemed to be contained in the Transfer Notice (including any change in indirect shareholder or controller interest in any member of the Global Group).

(K)	References in clause 12.1(F) and clause 12.1(G) to the holding of Shares by any Recipient shall be taken to mean such Recipient’s holding of Shares aggregated with each and every holding of Shares held by other members of that Recipient’s Group.

12.2	Repurchase by the Company or Transfer to a Third Party

(A)	If after the proper application of clause 12.1, not all of the Offered Shares specified in a Transfer Notice duly served in accordance with clause 12.1(A) (Pre-emption Rights) have been allocated and purchased, the Company shall, subject to clause 12.1(I) (Pre-emption Rights), have the right to purchase the remaining Offered Shares or any of the them at the price specified or deemed specified in the Transfer Notice, subject to:

(i)	the Company first obtaining any necessary approval required under clauses 4.1 (Requirement for Majority Approval of Shareholder Directors) and 4.2 (Requirement for Majority

Approval of Shareholders) of this agreement, except that, for the purposes of any resolution of the Directors or written agreement of the Shareholders which is required under either such clause in connection with such purchase by the Company, the votes of the Transferor and of every Shareholder Director appointed by the Transferor shall be disregarded in accordance with the provisions of clause 4.3 (Disenfranchisement);

(ii)	the Company complying in all respects with all applicable laws with respect to such purchase including without limitation, sections 159 to 181 of the Companies Act 1985,

PROVIDED THAT the Company shall in no circumstances be entitled to exercise its rights to purchase any Offered Shares under this clause if, as a result of any such purchase, any Shareholder or any member of its Group would be in breach of any applicable law or regulation in any relevant jurisdiction.

(B)	Subject to clause 12.2(A) above, the Company may exercise its rights thereunder to purchase Offered Shares by giving written notice to the Transferor concerned at any time during the period of 30 Business Days commencing on the day on which the pre-emption provisions contained in clause 12.1 (Pre-emption Rights) have been exhausted (being the expiry of the Minimum Period with no Offered Shares having been applied for or the day on which the sale and purchase of the Offered Shares taken up is completed). If a notice is served, completion of the purchase by the Company shall be completed in accordance with clause 15 (Completion of Share Transfers) at such time (not being less than 48 hours nor more than seven Business Days after the date such notice is served) and place in the United Kingdom as shall be specified in such notice.

(C)	In the event that not all of the Offered Shares the subject of a Transfer Notice are sold by the Company in accordance with the provisions of clause 12.1 (Pre-emption Rights) or purchased by the Company in accordance with the provisions of clause 12.2(A) and clause 12.2(B), any remaining Offered Shares may be transferred by the Transferor to (but only to) an Intended Transferee PROVIDED THAT:

(i)	the entire legal and beneficial interest in each of the Shares is transferred;

(ii)	clause 14 (Ineligible Persons) is complied with;

(iii)	the price is not less than the price set out in the Transfer Notice;

(iv)	the other terms of sale to the third party are not more favourable than the Offer Terms;

(v)	there are no collateral agreements which make the arrangement more favourable to the third party;

(vi)	the transfer takes place within the Maximum Period (as defined in clause 12.2(D));

(vii)	the Transferor and the Intended Transferee shall provide to the Shareholders, at the expense of the Transferor or Intended Transferee (as the case may be), any information and evidence requested in writing for the purpose of determining whether the transfer complies with the terms of this clause 12.2; and

(viii)	the Intended Transferee shall, prior to the transfer, enter into a Deed of Adherence in accordance with clause 17 (Effect of Deed of Adherence).

(D)	The “Maximum Period” shall be the period of seven days after the pre-emption provisions in clause 12.1 (Pre-emption Rights) have been exhausted and, where applicable, the period of 30 Business Days referred to in clause 12.2(B) has expired, plus such further number of days (not exceeding 90) if any, as the Transferor may, by notice in writing to the other Shareholders given no later than seven days after the expiry of the Minimum Period, specify as being in the opinion of the Transferor necessary to enable the Intended Transferee to obtain all requisite regulatory and other third party consents to the said transfer (including any change in indirect shareholder or controller interest in any member of the Global Group).

12.3	Deemed Transfer Notice on Withdrawal

(A)	If, at any time, (i) a Shareholder which is an Active Member, or (ii) a member of any Shareholder’s Group which is an Active Member, serves or is deemed to have served a notice to withdraw from, terminate or reduce its participation in the New Global Aerospace Pool (a “Withdrawal Notice”) such that its Respective Proportion (as defined in the New Pool Members’ Agreement) will fall below five per cent. in respect of Insured Risks (as defined therein) attaching on or after 1st January in the year following such service (in all cases where neither the Shareholder nor any member of its Group will be an Active Member or has become unconditionally bound (by means of a written agreement with all of the Insurers to become, an Active Member in respect of such Insured Risks) such Withdrawal Notice shall be deemed to constitute an offer made by or on behalf of the relevant Shareholder (the “Withdrawing Shareholder”) to sell all of its Shares, and the Withdrawing Shareholder shall for all purposes be deemed on the date of such Withdrawal Notice to have served on the Company a Transfer Notice in accordance with the provisions of clause 12.1 (Pre-emption Rights).

(B)	The Company shall, within five Business Days of receiving the Withdrawal Notice ,serve a notice on all the other Shareholders that a Transfer Notice has been deemed served by the Withdrawing Shareholder.

(C)	For the purposes of this clause 12.3, the Withdrawing Shareholder shall not be entitled to withdraw the deemed Transfer Notice in accordance with clause 12.1(I), and clause 12.2(C) shall not apply. The Allocation Notice shall state that the time for completion of the sale and purchase of any Shares for sale shall be 31st December in the year of service of the deemed Transfer Notice. The Shares shall be offered for Sale at their Prescribed Value.

12.4	Deemed Transfer Notice on Pool Default

(A)	If, at any time, a Shareholder or a member of any Shareholder’s Group has a “termination notice” served upon it under clause 15.3 of the New Pool Members’ Agreement which notice becomes effective in accordance with clause 28.5 thereof (an “Effective Termination Notice”), such Effective Termination Notice shall be deemed to constitute an offer made by or on behalf of the relevant Shareholder to sell all of its Shares, and the relevant Shareholder shall for all purposes be deemed on the date of such Effective Termination Notice:

(i)	to have served on the Company a Transfer Notice in accordance with the provisions of clause 12.1 (Pre-emption Rights); and

(ii)	to be a Defaulting Shareholder and the provisions of clause 13.2(B)(v), clause 13.2(C) and clauses 13.2(E) to (G) inclusive shall apply.

(B)	In the event that a Transfer Notice is deemed served (on the same day) under the provisions of both clause 13.2(B)(iv) and clause 12.4(A), then the provisions of 13.2(B)(iv) shall prevail, except where a Transfer Notice is deemed served under clause 12.4(A) by virtue of an Effective Termination Notice triggered by a breach of clause 15.2(h) of the New Pool Members’ Agreement, in which circumstances the provisions of clause 12.4(A) shall prevail.

12.5	Transfers to Eligible Persons

Notwithstanding any other provision of this agreement, if all of the Shareholders (excluding any Defaulting Shareholders in respect of which it has been determined in accordance with clause 13.2(B)(iv) (Default Options) that the relevant Event of Default has been substantiated or has not been remedied) (the “relevant Shareholders”) other than the Transferor agree in writing, at any time prior to the completion of any transfer to any person (including any Intended Transferee) or purchase by the Company of any Shares in accordance with this clause 12, that all or any of the Shares which are the subject of the Transfer Notice (or deemed Transfer Notice) may be transferred to any person who is an eligible person in accordance with clause 14 (Ineligible Persons), such Shares shall, notwithstanding the terms of any Allocation Notice which may have been issued, be transferred to any such person nominated by the relevant Shareholders by written notice to the Company and the Transferor. Any Shares which remain the subject of any Allocation Notice shall be transferred in accordance with clause 12.1(H) (Pre-emption Rights) in such numbers and to such of the Member Applicants named therein as the relevant Shareholders shall specify in their written notice to the Company referred to in this clause 12.5. References in this clause to “Transferor” shall include any Withdrawing Shareholder or Defaulting Shareholder who has been deemed to serve a Transfer Notice in accordance with this agreement.

13.	TRANSFER OF SHARES ON DEFAULT

13.1	Events of Default

The following are “Events of Default”:

(A)	any Shareholder makes any Disposal of any Shares which is in breach of this agreement;

(B)	any Shareholder is in material breach of any of the other provisions of this agreement and such breach has not, if capable of remedy, been remedied to the reasonable satisfaction of every other Shareholder within 30 days of receipt by the Shareholder in breach of written notice from any other Shareholder requiring such remedy, or any Shareholder is in persistent breach (which by its persistence becomes material) of any of the provisions of this agreement;

(C)	a Group Transferee, whilst holding Shares, ceases to be a member of the same Transfer Group as the Shareholder who transferred the relevant Shares to the Group Transferee in question;

(D)	any procedure is commenced with a view to the winding-up or re-organisation of any Shareholder or any parent undertaking of such Shareholder;

(E)	any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to any Shareholder or any parent undertaking of such Shareholder or all or substantially all of its assets and that procedure is not terminated or discharged within 30 days;

(F)	the holder of any security over all or substantially all of the assets of any Shareholder or any parent undertaking of such Shareholder takes any step to enforce that security and that enforcement is not discontinued within 30 days;

(G)	all or substantially all of the assets of any Shareholder or any parent undertaking of such Shareholder is subject to attachment, sequestration, execution or any similar process and that process is not terminated or discharged within 30 days;

(H)	any Shareholder or any parent undertaking of such Shareholder is unable to pay its debts as they fall due or enters into a composition or arrangement with its creditors or any class of them;

(I)	any Shareholder or any parent undertaking of such Shareholder ceases or threatens to cease wholly or substantially to carry on its business;

(J)	a change in the Control of the Ultimate Parent Company of any Shareholder (or, where there is no such Ultimate Parent Company, the Shareholder itself), PROVIDED THAT no transfer by an individual of shares in the Ultimate Parent Company of NSA shall constitute such a change in the Control of NSA; or

(K)	any Shareholder has reasonably requested information in writing from a Shareholder to enable it to determine whether any of the above circumstances apply to a particular Shareholder, and such information is not provided to the reasonable satisfaction of the Company or the Shareholder which requested the information within 15 Business Days after the request is received.

13.2	Default Options

(A)	Clause 13.2(B) shall apply if any of the Events of Default listed at 13.1 (A) to (K) (inclusive) is alleged to have occurred (and, in the case of any remediable Event of Default, is alleged to be continuing) in relation to any Shareholder (“Defaulting Shareholder”). In such circumstances any one or more of the Shareholders, other than the Defaulting Shareholder, (the “Non Defaulting Shareholders”) may serve notice (“Default Notice”) on the Defaulting Shareholder in the terms set out in 13.2(B) below.

(B)	If in any case it is alleged by any one or more of the Shareholders that another Shareholder is a Defaulting Shareholder under clause 13.2(A):

(i)	the Default Notice may be served by any one or more of the Non Defaulting Shareholders on the Shareholder which is alleged to be the Defaulting Shareholder and copied to the Company and every other Shareholder specifying in reasonable detail the basis for the allegation, and the Shareholder which is alleged to be the Defaulting Shareholder shall then have a period of 15 days within which to make representations to the board of Directors of the Company and to the other Shareholders and/or to remedy the Event of Default (if remediable);

(ii)	if following receipt of those representations or the expiry of the 15 day period without any representations having been made, a majority of the Non-Defaulting Shareholders determine that the allegation is unsubstantiated or that any Event of Default has been remedied, the allegation shall be deemed to have been withdrawn;

(iii)	pending determination by the agreement of the Defaulting Shareholder or by a first instance decision (including a summary judgment) of the court (which proceedings have been commenced with the consent of a majority of the Non Defaulting Shareholders and are in accordance with the provisions of clause 33 (Jurisdiction)) that the allegation is substantiated or the Event of Default has not been remedied, the Defaulting Shareholder in respect of whom the allegation has been made shall not be regarded as being in default for the purposes of this agreement.

(iv)	If it is determined by the agreement of the Defaulting Shareholder, or by a first instance decision (including a summary judgment) of the court (which proceedings have been commenced with the consent of a majority of the Non Defaulting Shareholders and are in accordance with the provisions of clause 33 (Jurisdiction)) that the allegation is substantiated or the Event of Default has not been remedied, such determination shall constitute an offer by the Defaulting Shareholder to sell all of its Shares, and the Defaulting Shareholder shall, notwithstanding any other remedy available at law or under the terms of this agreement to the Company or the other Shareholders, for all purposes be deemed on the date of such determination to have served on the Company a Transfer Notice in accordance with the provisions of clause 12.1 (Pre-emption rights).

(v)	The Non Defaulting Shareholders shall notify the Company of the determination and the Company shall, within five Business Days of receiving such notification, serve a notice on all the Non-Defaulting Shareholders that a Transfer Notice has been deemed served by the Defaulting Shareholder. The Defaulting Shareholder shall not be entitled to withdraw the deemed Transfer Notice in accordance with clause 12.1(I) (Pre-emption Rights) and clause 12.2(C) (Repurchase by the Company or Transfer to a Third Party) shall not apply. The Shares for sale shall be offered at their Prescribed Value, except that Shares offered for sale:

(a)	pursuant to an Event of Default under clause 13.1(A) to clause 13.1(C) (inclusive); or

(b)	pursuant to an Effective Termination Notice triggered by a breach of clause 15.2(h) of the New Pool Members’ Agreement,

shall be offered for sale at the lower of their Acquisition Value and their Prescribed Value.

(C)	The parties shall, where applicable, use all reasonable endeavours to determine or procure the determination of the Prescribed Value of the relevant Shares as soon as reasonably practical after the deemed service of a Transfer Notice.

(D)	The Non-Defaulting Shareholder who served (or the Non-Defaulting Shareholders who together served) a Default Notice may revoke (and, if more than one, may acting together revoke) the Default Notice within 14 Business Days after the Prescribed Value of the relevant shares has been determined. If the Default Notice is revoked, no further Default Notice may be served in respect of the circumstances comprising the relevant Event of Default.

(E)	The Defaulting Shareholder shall pay any present and future stamp, documentary and other duties and taxes, if any, payable in respect of the sale or transfer of Shares resulting from clause 12.4 (Deemed Transfer Notice on Pool Default) or this clause 13.2.

(F)	If either:

(i)	a Default Notice has been served on a Defaulting Shareholder pursuant to clause 13.2(A) and it has been determined that the allegation has been substantiated or the Event of Default has not been remedied in accordance with clause 13.2(B)(iv); or

(ii)	an Effective Termination Notice has been served as set out in clause 12.4 (Deemed Transfer Notice on Pool Default),

then the votes of the Defaulting Shareholder and of every Shareholder Director appointed by the Defaulting Shareholder shall, for the purposes of any resolution of the Directors or written agreement of the Shareholders (as the case may be) required under clause 4.1 (Requirement for Majority Approval of Shareholder Directors) or clause 4.2 (Requirement for Majority Approval of Shareholders) for any purpose in connection with any matter, be disregarded in accordance with the provisions of clause 4.3 (Disenfranchisement) and all the Shares then held by the Defaulting Shareholder (including any further Shares issued to the Defaulting Shareholder) shall cease to entitle the Defaulting Shareholder to have any right to attend or vote at any general meeting of the Company.

(G)	Where a Defaulting Shareholder has been deemed to have served a Transfer Notice in respect of its Shares as set out in clause 12.4 (Deemed Transfer on Pool Default) or pursuant to this clause 13 and not all of its Shares have been purchased in accordance with the provisions of clause 12.1 (Pre-emption Rights) or purchased by the Company in accordance with clause 12.2 (Repurchase by the Company or Transfer to a Third

Party), then, as from the date on which the provisions have been exhausted and the Company’s rights under clause 12.2 have expired, clause 13.2(F) above shall no longer apply unless

(i)	the Event of Default which triggered service of the Transfer Notice was one of those set out in clauses 13.1(A) to (C) (Events of Default) inclusive; or

(ii)	the service of an Effective Transfer Notice was triggered by a breach of clause 15.2(h) of the New Pool Members’ Agreement.

14.	INELIGIBLE PERSONS

14.1	Notwithstanding anything in this agreement, no allotment or transfer of any Share shall be made to any person who:

(A)	is not a body corporate;

(B)	has not first obtained all necessary consents or approvals pursuant to any applicable financial services or other relevant legislation in connection with the proposed allotment or transfer of the relevant shares or who has obtained such approvals subject to conditions which in the reasonable opinion of any Shareholder would materially restrict the ability of the Company to carry on the Business in accordance with the Global Group Business Plan; or

(C)	is not or has not become unconditionally bound (by means of a binding written agreement with all of the Insurers) to become an Active Member in respect of Insured risks attaching on or after 1st January next following the effective date of transfer or does not have a member of its Group which is or is unconditionally bound (by means of a binding written agreement with all of the Insurers) to become an Active Member in respect of Insured Risks attaching on or after such 1st January.

15.	COMPLETION OF SHARE TRANSFERS

15.1	Encumbrances and Rights

Where this clause 15 applies to the transfer of any Share or the purchase by the Company of any Share, the Share shall be transferred with full title guarantee, free of Encumbrances and with all rights attaching thereto.

15.2	Obligations at Completion On completion of any transfer of Shares under this agreement:

(A)	the seller shall deliver to the purchaser a duly executed transfer in favour of the purchaser together with the certificate representing the relevant Shares and a power of attorney in favour of the purchaser in such form as the purchaser may reasonably require, so as to enable the purchaser, pending registration, to exercise all rights of ownership in relation to the Shares transferred to it including, without limitation, the voting rights;

(B)	Subject to clause 13.2.(E) (Default Options), the purchaser shall pay the aggregate transfer price payable in respect of the relevant Shares to the seller by bankers’ draft for value on the date of completion or in such other manner as may be agreed by the seller and the purchaser before completion;

(C)	the seller shall do all such other acts and/or execute all such other documents in a form satisfactory to the purchaser as the purchaser may reasonably require to give effect to the transfer of Shares to it;

(D)	the seller shall remove all Shareholder Directors appointed by it in accordance with clause 5.1 (Appointment and Removal of Directors) unless the seller retains sufficient Shares to appoint one or more Shareholder Directors; and

(E)	the purchaser shall undertake to ensure that the transfer is duly stamped or submitted for adjudication by the Stamp Office and the appropriate amount in respect of stamp duty (if any) is paid within all relevant statutory time limits.

16.	CONSENT TO TRANSFER FOR THE PURPOSES OF THE NEW ARTICLES AND SHAREHOLDER LOANS

16.1	Consent to Transfer

This agreement constitutes the irrevocable written consent of each Shareholder for itself and each and every member of that Shareholder’s Group for the purposes of the New Articles of Association to any transfer of Shares which is permitted or required by this agreement.

16.2	Shareholder Loans

(A)	Unless agreed otherwise by the Shareholder Directors as a Reserved Matter pursuant to clause 4.1(X) (Requirement for Majority Approval of the Shareholder Directors), and save to the extent that a transfer of Shares is made to a Group Transferee in accordance with the provisions of clause 11.1 (Transfers within a Group), no Share (or any interest in a Share) shall be transferred unless there is also transferred, to the same transferee and at the same time, such proportion of the Shareholder Loans (if any) held by the transferring Shareholder as is equal to the proportion which the number of Shares to be transferred by it bears to the total number of Shares held by it immediately prior to such transfer.

(B)	All (but not a part thereof) of a Shareholder Loan may be transferred to any member of a Transfer Group of the relevant Shareholder PROVIDED THAT the relevant Shareholder (or, if a transfer of Shares has occurred under clause 11.1 (Transfers within a Group), the relevant

Group Transferee) shall procure that, immediately prior to the member of the Transfer Group from time to time holding the Shareholder Loan (whether such holder is the Shareholder, a Group Transferee or any other member of the Transfer Group) ceasing to be a member of such Transfer Group, the Shareholder Loan shall be transferred to a body corporate who was and will remain a member of such Transfer Group.

17.	EFFECT OF DEED OF ADHERENCE

The Shareholders and the Company shall procure that before any person (other than a person who is already a Shareholder) (a “New Party”) is registered as a holder of any share in the Company such person shall enter into a Deed of Adherence in the form set out in Schedule 1. The Company shall not register any such person as the holder of any Share until such a deed has been executed by the New Party. The parties agree to extend the benefit of this agreement to any person who acquires Shares in accordance with this agreement and enters into a Deed of Adherence in the form set out in Schedule 1, but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement and any other persons who have entered into such a Deed of Adherence.

18.	PRESCRIBED VALUE The “Prescribed Value” of any Shares shall be determined as follows:

(A)	the Prescribed Value of any Shares shall be a percentage of the market value of the total issued share capital of the Company, such percentage being equal to the percentage of such total issued share capital represented by those Shares;

(B)	the market value of the total issued share capital of the Company shall be determined on the basis of a sale between a willing seller and a willing buyer of the whole of the issued share capital of the Company, save that such valuation shall not include any premium reflecting sole or majority ownership or control of the Company;

(C)	the Prescribed Value shall be as agreed between the Shareholders or (in the absence of agreement) as certified in a reasoned certificate by an individual or firm expert in company valuations who or which is appointed by agreement between the relevant parties within ten days of a notice under clause 27 (Notices) or, on the application of any Shareholder, is nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales as being, in his opinion, expert as aforesaid and independent of the Shareholders, and any individual or firm so agreed or nominated shall immediately be appointed by the Transferor. The individual or firm appointed as aforesaid shall act as expert and not as arbitrator and his or its decision shall be final and binding and his or its fees and other terms and conditions of appointment, shall be borne by either the Transferor, the Withdrawing Shareholder, the Terminating Shareholder (as the case may be) (in accordance with the provisions of clause 12 (Other Voluntary Transfers)) or the Defaulting Shareholder (in accordance with the provisions of clause 13 (Transfer of Shares on Default)), as the case may be. For the purposes of this clause 18(C), “relevant parties” shall mean the Transferor and Recipients, save that when this clause 18(C) is applied pursuant to clause 13.2 (Default Options), it shall mean the Non-Defaulting Shareholders.

19.	SHAREHOLDER UNDERTAKINGS

19.1	Each Shareholder Each Shareholder undertakes with each other Shareholder that it will:

(A)	comply with each of the provisions of this agreement;

(B)	exercise its voting rights and other rights as a member of the Company in order (insofar as it is able to do so through the exercise of such rights and to the extent not contrary to the laws of the jurisdiction in which it is domiciled) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement; and

(C)	procure that any Shareholder Director appointed by it from time to time shall (subject to their fiduciary duties to the Company) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities and to the extent not contrary to the laws of the jurisdiction in which it is domiciled) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement.

19.2	Indemnity of Company Officers

(A)	The Shareholders hereby undertake to indemnify every Executive Director and other officer of the Company from time to time (excluding, for the avoidance of doubt, the Shareholder Directors), to the extent that they are by virtue of section 310 of the Companies Act 1985 constrained from receiving the benefit of such an indemnity directly from the Company (each being an “Indemnified Director”) against all claims, costs (including, subject to clause 19.2(F), legal costs), losses, expenses and liabilities properly made against or incurred by the Indemnified Director in the purported execution of and discharge of his duties including, without limitation, any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company PROVIDED THAT:

(i)	the Indemnified Director shall not be indemnified if and to the extent that any of the said claims, losses, expenses and liabilities arise from any criminal, wilful or fraudulent act or omission on his part; and

(ii)	the Indemnified Director shall not be indemnified if and to the extent that (a) he obtains effective indemnification under any insurance policy, or (b) is entitled to obtain effective indemnification (i) from the Company under the deed of indemnity dated 2nd July 2002 or otherwise, or (ii) from the Company under the Articles of Association of the Company, or (iii) pursuant to the 2001/2002 Pool Members Agreement or the New Pool Members Agreement in respect of the Global Group’s activities in relation to the Global Aerospace Pool or the New Global Aerospace Pool

and nothing herein shall be interpreted to obligate any Shareholder to make any indemnification by reason of the default of an Insurer under the New Pool Members’ Agreement.

(B)	Each Shareholder shall be liable under the indemnity given in clause 19.2(A) (the “Indemnity) only for its proportionate share of any claim, (being the proportion which the Shares it (and members of its Group) hold bears to the issued share capital of the Company as at the time the act or omission or other event took place) as a separate and independent obligation and with several liability only, and there shall be no joint, or joint and several, liability under the Indemnity.

(C)	For the avoidance of doubt, the Indemnity shall apply for the benefit of any person who was an Indemnified Director at the time at which the act or omission or other event giving rise or alleged to give rise to the liability took place, even if that person subsequently ceased to be a director or other officer of the Company PROVIDED THAT the Shareholder Directors may determine that the benefit of the Indemnity should not apply in circumstances where the employment of the Indemnified Director concerned has been terminated by the Company as a direct result of the incident giving rise to the liability.

(D)	If any proceedings shall be instituted against any of the Indemnified Directors which may give rise to a claim under the Indemnity, the Company shall as soon as reasonably practicable give notice thereof in writing to the Shareholders who shall choose one of the Shareholders to act on their behalf in overseeing the conduct of such proceedings (the “Supervising Party”). Failing such agreement the Supervising Party shall be the Shareholder whose Shareholder Director is the Chairman of the board of Directors.

(E)	The Supervising Party shall have the option, subject to giving to the relevant Indemnified Director(s) such indemnities and security as such Indemnified Director(s) may reasonably require, to assume the defence thereof, including the instruction of legal advisers selected by the Supervising Party to represent the Indemnified Director and any others which the Supervising Party may designate in such proceedings and the Supervising Party shall pay the fees and disbursements of such legal advisers related to such proceedings.

(F)	In any such proceedings any Indemnified Director shall have the right to retain his own legal advisers, but the fees and expenses of such legal advisers shall be at the expense of such Indemnified Director unless:

(i)	the Supervising Party and the Indemnified Director shall have mutually agreed in writing to the retention of such legal advisers; or

(ii)	the named parties to any such proceedings (including any added parties) include both the Supervising Party and the Indemnified Director and representation of both parties by the same legal advisers would be inappropriate due to actual or potential differing interests between them, in which case such fees and expenses shall be borne by the Shareholders, provided that, in the case of clause 19.2(F)(ii), the Supervising Party has consented (such consent not to be unreasonably withheld or delayed) to the identity of the retained legal advisers.

(G)	The Shareholders shall not be liable for any settlement of any proceedings effected without the written consent of the Supervising Party where it has not assumed the defence thereof under clause 19.2(E).

(H)	If the Supervising Party does not exercise the option contained in clause 19.2(E), the Indemnified Director shall thereafter, if so required by the Supervising Party, maintain consultation with the Supervising Party on all aspects of any such proceedings and shall provide the Supervising Party with all information reasonably requested by it in relation to such proceedings.

(I)	If the Supervising Party exercises the option in clause 19.2(E), it shall thereafter, if so required by the Indemnified Director, maintain consultation with the Indemnified Director on all aspects of such proceedings and shall provide the Indemnified Director with all information reasonably requested by him in relation to such proceedings.

(J)	Clauses 19.2(A) to 19.2(I) shall not be amended or the Indemnity or any of the other rights or obligations contained in those provisions terminated without the prior agreement of each Indemnified Director who is an officer of the Company at the time of the relevant amendment.

(K)	Each Indemnified Director shall be entitled to enforce the terms of clauses 19.2(A) to 19.2(J) under the Contracts (Rights of Third Parties) Act 1999.

20.	UNDERTAKING BY THE COMPANY

To the extent to which it is able to do so by law, the Company undertakes with each of the Shareholders that it and so far as applicable, every other member of the Global Group, will comply with each of the provisions of this agreement. Each undertaking by the Company in respect of each provision of this agreement shall be construed as a separate undertaking and if any of the undertakings is unlawful or unenforceable the remaining undertakings shall continue to bind the Company.

21.	REGULATORY MATTERS

21.1	Co-operation

So far as permitted by law and regulation, the parties shall co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of this agreement, or the transactions contemplated by it, is supplied to the party dealing with such notification and filing and that they are properly, accurately and promptly made.

21.2	Regulatory Action If any material Regulatory Action is taken or threatened, the parties shall promptly meet to discuss:

(A)	the situation and the action to be taken as a result; and

(B)	whether any modification to the terms of this agreement (or any agreement entered into pursuant to this agreement) should be made in order that any requirement (whether as a condition of giving any approval, exemption, clearance or consent or otherwise) of any regulatory authority may be reconciled with, and within the intended scope of, the business arrangements contemplated by this agreement. The parties shall co-operate to give effect to any agreed modifications but no Shareholder shall be obligated to agree to any modifications.

22.	CONFIDENTIALITY

22.1	Confidential Information

Except as provided in clause 22.3 each party shall hold in confidence and shall not divulge to any party or third party any Confidential Information (as defined below) obtained as a result of negotiating and entering into this agreement or, in the case of a Shareholder, through its interest in the Company or any of its business or assets and which relates to:

(A)	the provisions of this agreement (except clause 10 (Restrictions on Dealing with Shares) and clause 12 (Other Voluntary Transfers));

(B)	the negotiations relating to this agreement;

(C)	the Company or any other members of the Global Group or the business or assets of any of them; or

(D)	any Shareholder or its business or assets.

22.2	Use of Confidential Information Each party shall:

(A)	not disclose any such Confidential Information to any person other than:

(i)	a Shareholder Director appointed by it (in the case of a Shareholder), or any of its or any of its Group Companies’ directors or employees whose duties include the management or monitoring of the business of the Company or any other members of the Global Group and who needs to know such information in order to discharge his duties; or

(ii)	a person to whom any Share is bona fide proposed to be transferred under clause 12.2 (Repurchase by the Company or Transfer to a Third Party); or

(iii)	another party to this agreement.

(B)	not use any such Confidential Information other than for the purpose of conducting the Business or managing or monitoring its investment in the Company;

(C)	procure that any person to whom such Confidential Information is disclosed by it pursuant to clause 22.3(F) or clause 22.3(G) complies with the restrictions set out in this clause as if such person were a party to this agreement.

22.3	Permitted Disclosure Notwithstanding the previous provisions of this clause 22, any party may disclose any such Confidential Information:

(A)	in respect of any party to any other party with the prior written consent of the first party;

(B)	with the consent of the other parties (such consent not to be unreasonably withheld or delayed);

(C)	if and to the extent required by law or for the purpose of any judicial proceedings;

(D)	if and to the extent required or permitted by this agreement;

(E)	if and to the extent required by any securities exchange or regulatory or governmental body or tax authority to which that party or a member of its Group is subject, wherever situated;

(F)	to any member of its Group and to its officers and employees or those of such member, in any such case to the extent that such person needs to know such information in order to manage or monitor its business or in the performance of his or its duties;

(G)	to its professional advisers, auditors and bankers;

(H)	if and to the extent the information has come into the public domain through no fault of that party;

(I)	subject to the relevant party complying with any relevant confidentiality obligations owing to any third party, to any other party if the Confidential Information relates to the potential inability of any party to perform its obligations under this agreement; or

(J)	if an Insurer has purchased or seeks reinsurance referable to the Insured Risks (as such term is defined in the New Pool Members’ Agreement) for its own account, to the extent necessary for that Insurer to obtain the benefits of or seek such reinsurance.

22.4	Duration of Obligations

The restrictions contained in this clause 22 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time; PROVIDED THAT, in the case of a Shareholder who has ceased to hold Shares, the said restrictions binding on it shall cease to bind it, and the benefit of such restrictions on the part of other parties hereto shall cease to be enforceable by it, on and from the fifth anniversary of its ceasing to hold Shares.

22.5	Confidential Information For the purposes of this clause 22 “Confidential Information” means:

(A)	all information obtained by a party as a result of negotiating and entering into this agreement;

(B)	all financial or other information received by a party pursuant to this agreement in respect of the Global Group;

(C)	all financial or other information received by a party pursuant to this agreement in respect of a Shareholder; and

(D)	information as to the terms of this agreement or of any agreement referred to in it and information relating to the performance by any party of its obligations under this agreement or any agreement referred to in it.

23.	ANNOUNCEMENTS

23.1	Restriction on Announcements

No announcement concerning this agreement or the business or assets of the Company or any other member of the Global Group shall be made by any party without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

23.2	Permitted Announcements

Notwithstanding the previous provisions of this clause 23, any party may, whenever practicable after consultation with the other parties, make an announcement concerning this agreement or the business or assets of the Company or any other member of the Global Group if required by:

(A)	law;

(B)	if and to the extent required or permitted, the New Pool Members’ Agreement and/or the Share Purchase Agreement; or

(C)	any securities exchange or regulatory or governmental body to which that party is subject, wherever situated.

23.3	Duration of Restrictions

The restrictions contained in this clause 23 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time PROVIDED THAT, in the case of a Shareholder who has ceased to hold Shares, the said restrictions binding on it shall cease to bind it, and the benefit of such restrictions on the part of other parties hereto shall cease to be enforceable by it, on and from the fifth anniversary of its ceasing to hold Shares.

24.	TERMINATION

This agreement shall terminate immediately (except for clause 22, clause 23, clause 27 and all those provisions expressly stated to continue without limit in time and without prejudice to any rights or liabilities arising under this agreement prior to such termination to which clause 33 (Jurisdiction) will continue to apply):

(A)	if the Shares are listed or are admitted to trading on, or dealings in the Shares commence in, a securities market;

(B)	if only one Shareholder (together with members of its Group) remains holding Shares;

(C)	in respect of the rights and obligations of any Shareholder if it and all members of its Group cease to hold any Shares and the person to whom Shares have been transferred by that Shareholder and members of its

Group has entered into a Deed of Adherence in accordance with clause 17 (Effect of Deed of Adherence).

25.	ASSIGNMENT

This agreement shall be binding on and inure for the benefit of each party’s successors in title. No party shall assign (or declare any trust in favour of a third party over) all or any part of the benefit of, or its rights or benefits under, this agreement.

26.	ENTIRE AGREEMENT

26.1	Pre-contractual Statement

For the purposes of this clause 26, “Pre-contractual Statement” means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement or the New Pool Members’ Agreement made or given by any person at any time prior to the date of this agreement.

26.2	Whole and Only Agreement This agreement and the agreements referred to in it constitute the whole and only agreement between the parties relating to the subject matter of this agreement.

26.3	Pre-contractual Statements Superseded Except to the extent repeated in this agreement, this agreement supersedes and extinguishes any Pre-contractual Statement.

26.4	No Reliance on Pre-contractual Statements

Each party acknowledges that in entering into this agreement and any agreement referred to in it is not relying upon any Pre-contractual Statement which is not set out in this agreement or in the relevant agreement.

26.5	Exclusion of Other Rights of Action

Except in the case of a fraudulent Pre-contractual Statement no party shall have any right of action against any other party to this agreement arising out of or in connection with any Pre-contractual Statement except to the extent that such Pre-contractual Statement is repeated in this agreement.

26.6	Variation This agreement may only be varied in writing signed by each of the parties.

26.7	Conflict with New Articles of Association

In the event of any ambiguity or discrepancy between the provisions of this agreement and the New Articles of Association, the provisions of this agreement shall prevail as between the Shareholders for so long as this agreement remains in force. Each of the Shareholders shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the New Articles of Association.

27.	NOTICES

27.1	Notices to be in Writing

A notice under this agreement shall only be effective if it is in writing (which may include notices by fax) and shall be deemed to have been duly given only if so given in accordance with clause 27.3. Telexes and e-mail are not permitted.

27.2	Addresses Notices under this agreement shall be sent to a party at its address and for the attention of the individual set out below:

Facsimile
Party and title of individual	Address	Number

NSA Attention: General Counsel	3024 Harney Street, Omaha, NE, USA 68131	USA 402 536 3030

Converium Attention: Chris Bell/Christian Felderer	General Guisan-Quai 26, 8022 Zürich, Switzerland	00 41 1639 9066

Munich Re Attention: Dr Thomas Braune, Head of Group Investments/ Hartmut Hesse, Head of Aviation and Space	Königinstraße 107, 80802 München Germany	00 49 89 3891 9030

RSA Attention: Company Secretary	St Mark’s Court, Chart Way Horsham, West Sussex RH12 1XL	00 44 207 569 6607

the Company Attention: Company Secretary	Fitzwilliam House, 10 St Mary Axe, London, EC3A 8EQ	00 44 207 369 2245

PROVIDED THAT a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 27. That notice shall only be effective on the date falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

27.3	Receipt of Notices

(A)	Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(i)	if delivered personally, on delivery;

(ii)	if posted or sent by international courier delivery service of repute, when the envelope containing the same was delivered into the custody of the recipients organisation (as evidenced by the delivery records of the postal service or international courier delivery service as the case may be); and

(iii)	if communicated by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the recipient.

(B)	Despite the provisions of clause 27.3(A), any notice given under clause 12 (Other Voluntary Transfers) or clause 13 (Transfer of Shares on Default) shall not be effective until received by the intended recipient.

(C)	Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

28.	REMEDIES AND WAIVERS

28.1	Delay or Omission No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

28.2	Single or Partial Exercise

The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

28.3	Cumulative Rights The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

28.4	Damages not an Adequate Remedy

Notwithstanding any express remedies provided under this agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction and/or an order for specific performance may in appropriate circumstances be available.

28.5	No Third Party Rights

(A)	The parties to this agreement do not intend that any term of this agreement (with the exception of clause 3(F) (Business of the Global Group), clause 5.2 (Indemnity) and clause 19.2 (Indemnity of Company Officers) each of which may be enforced by the relevant Indemnified Party, Indemnified Group Member or Indemnified Director, as the case may be, (a “Third Party”)) should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement. Notwithstanding the foregoing exception, clause 3(F) and clause 5.2 may be rescinded or varied in any way and at any time by the parties to this agreement without the consent of any of the Third Parties.

(B)	A Third Party shall be entitled to enforce the terms of clause 3(F) (Business of the Global Group) and clause 5.2 (Indemnity of Company Officers) referred to in clause 28.5(A) only by way of dispute resolution in accordance with 34.7 (Third Parties) and therefor by way of proceedings in the courts specified in clause 33.5 (Third Parties).

(C)	A Third Party shall be entitled to enforce the terms of clause 19.2 (Indemnity of Company Officers) only by way of proceedings in the courts specified in clause 33.5 (Third Parties).

29.	NO PARTNERSHIP

Nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

30.	COSTS AND EXPENSES Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement.

31.	COUNTERPARTS

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

32.	CHOICE OF GOVERNING LAW This agreement is to be governed by and construed in accordance with English law.

33.	JURISDICTION

33.1	Jurisdiction of English courts

Each party agrees that any proceeding, suit or action arising out of or in connection with this agreement (“Proceedings”) may, subject as provided in clause 34 (Dispute Resolution), be brought in the courts of England.

33.2	Proceedings in other courts This clause shall not limit the right of either party to take Proceedings against the other in any other court.

33.3	Waiver of objections

Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in any court sitting in England in accordance with this clause. Each party also agrees that a judgment against it in Proceedings brought in England in accordance with this clause shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

33.4	Irrevocable submission

Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts. Nothing herein shall be construed as an agreement by any party to consent to jurisdiction in any court sitting outside England.

33.5	Third Parties

Any proceedings brought by the Third Party to enforce the terms of clause 3(F) (Business of the Global Group), clause 5.2 (Indemnity) or clause 19.2 (Indemnity of Company Officers) referred to in clause 28.5 (No Third Party Rights) must be brought in the courts sitting in England in accordance with clauses 33.1 to 33.4 (inclusive).

34.	DISPUTE RESOLUTION

34.1	Good Faith

Any dispute arising out of in connection with this agreement shall as a condition precedent of the bringing of proceedings pursuant to clause 33 (Jurisdiction), be subject to good faith efforts of resolution in accordance with the procedures specified in this clause 34.

34.2	Notice of Dispute

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this agreement promptly by negotiation between senior executives of the parties who have authority to settle the dispute. Any party may give to any other party or parties written notice of any dispute not resolved in the normal course of business. Within seven days of delivery of the notice, the receiving party or parties may submit to the disputing party a written response. The notice and response(s) can include:

(A)	a short statement of each party’s position and a summary of the arguments supporting that position; and

(B)	the name and title of the senior executive who will represent that party and of any other person who will accompany such executive.

34.3	Resolution of Dispute

Within 14 days after delivery of the disputing party’s notice, the senior executives of all parties involved shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to another will be honoured.

34.4	Mediation

If the dispute has not been resolved by these persons within 21 days of the disputing party’s notice the parties involved shall endeavour to settle the dispute by mediation in such location as may be agreed under the auspices of the Centre for Effective Dispute Resolution of London, England. If such mediation fails to resolve the dispute to the satisfaction of any party involved in the mediation within 30 days, such party may have recourse to any remedies at law which are available to that party including, without limitation, the bringing of Proceedings in accordance with clause 33 (Jurisdiction).

34.5	Confidentiality

All negotiations pursuant to this clause 34 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of confidentiality, evidence and professional secrecy.

34.6	Injunctive Relief The parties shall not be under any obligation to go to mediation in accordance with the provisions of clause 34.4 above in circumstances where injunctive relief is sought.

34.7	Third Parties

For the avoidance of doubt clauses 34.1 to 34.6 (inclusive) shall apply to (except as provided for in clause 34.8) disputes between the parties and a Third Party as they apply to disputes between the parties themselves.

34.8	Exclusion of Mediation

For the avoidance of doubt, this clause 34 shall not apply in respect of any dispute arising out of or in connection with clause 13 (Transfer of Shares on Default) or clause 19.2 (Indemnity of Company Officers).

IN WITNESS of which this agreement has been executed and delivered as a deed on the date which first appears on page 1 of this agreement.

Schedule 1

Form of Deed of Adherence

THIS DEED is made on [         ]

by [         ], a company incorporated [in / under the laws of] [        ] under registered number [       ], whose [registered / principal] office is at [         ] (the “New Shareholder”).

WHEREAS:

(A)	By a transfer dated [ ], [ ] transferred to the New Shareholder [ ] Shares of £1 each in the capital of Global Aerospace Underwriting Managers Limited (the “Company”).

(B)	This Deed is entered into in compliance with the terms of clause 17 of an agreement dated [ ] 2002 made between (1) Northern States Agency, Inc., (2) Converium AG, (3) Münchener Rückversicherungs-Gesellschaft Aktiengesellschaft In München, (4) Royal & Sun Alliance Insurance plc and (5) the Company, as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Shareholders’ Agreement”).

THIS DEED WITNESSES as follows:

1	The New Shareholder undertakes to adhere to and be bound by the provisions of the Shareholders’ Agreement, and to perform the obligations imposed by the Shareholders’ Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a party to the Shareholders’ Agreement and named therein as such.

2	This Deed is made for the benefit of (a) the original parties to the Shareholders’ Agreement and (b) any other person or persons who after the date of the Shareholders’ Agreement (and whether or not prior to or after the date of this Deed) adheres to the Shareholders’ Agreement.

3	The address and facsimile number of the New Shareholder for the purposes of clause 27 of the Shareholders’ Agreement are as follows:

Party and title	Address	Facsimile no.
of individual

4	This Deed shall be governed by and construed in accordance with English law.

5	The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed. Any proceeding, suit or action arising out of or in connection with this agreement (“Proceedings”) may therefore be brought in the English courts. The New Shareholder agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of each of the parties referred to in paragraph 2 of this Deed. Nothing contained in this clause shall limit the right of any person having the benefit of this Deed to take Proceedings against the New Shareholder in any other court or in the courts of more than one jurisdiction at the same time.

IN WITNESS of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

Executed as a deed by [name of	)
English company] acting by [a	)	Director
director and its secretary/ two	)
directors]	)
Director/Secretary

[OR]

The common seal of [name of	)	[Common seal to be affixed here]
English company] was affixed	)
in the presence of:	)

Director

Director/Secretary/Person authorised
by the board of directors of [name of
company]

[OR]

Executed as a deed by [name of	)
foreign company] acting by [name	)	Authorised signatory(ies)
of authorised signatory(ies)] [who,	)
in accordance with the laws of the	)
territory in which [name of foreign	)
company] is incorporated, [is/are]	)
acting under the authority of [name	)
of foreign company]]	)

[If the New Shareholder is domiciled in Luxembourg] Without prejudice to the execution of this agreement by the parties, the New Shareholder expressly and specifically confirms its agreement with the provisions of clause 1 of this Deed for the purposes of (a) Article I of the Protocol annexed to the Convention on jurisdiction and the enforcement of judgments in civil and commercial matters signed at Brussels on 27 September 1968, and (b) Article I of Protocol No. 1 annexed to the Convention on jurisdiction and the enforcement of judgments in civil and commercial matters opened for signature at Lugano on 16 September 1988.

[Name of Luxembourg party]

(Signature of authorised person)	(Signature of authorised person)

Name:	Name:

Title:	Title:

Annex 1

Form of New Articles of Association

Executed as a deed by NORTHERN	)
STATES AGENCY, INC.	)	/s/ Forrest N. Krutter
acting by Forrest N. Krutter, Secretary	)	Authorised signatory
and Janelle K. Kay, Assistant Secretary	)
who, in accordance with the laws of the	)	/s/ Janelle K. Kay
State in which Northern States Agency,	)	Authorised signatory
Inc. is incorporated, are acting under the	)
authority of Northern States Agency, Inc.	)

Executed as a deed by CONVERIUM	)
AG acting by Christian Felder and	)	/s/ Christopher Bell
Christopher Bell who, in accordance	)	Authorised signatory
with the laws of the territory in which	)
Converium AG is incorporated, are	)	/s/ Christian Felder
acting under the authority of Converium	)	Authorised signatory
AG	)

Executed as a deed by MÜNCHENER	)
RÜCKVERSICHERUNGS-	)	/s/ Hartmut Hesse
GESELLSCHAFT	)	Authorised signatory
AKTIENGESELLSCHAFT IN	)
MÜNCHEN acting by Hartmut Hesse	)	/s/ Thomas Braune
and Thomas Braune who, in accordance	)	Authorised signatory
with the laws of the territory in which	)
Münchener Rückversicherungs-	)
Gesellschaft Aktiengesellschaft in	)
München is incorporated, are	)
acting under the authority of Münchener	)
Rückversicherungs-Gesellschaft	)
Aktiengesellschaft in München	)

Executed as a deed by ROYAL & SUN	)
ALLIANCE INSURANCE plc	)	/s/ Illegible
acting by two directors or a director and	)	Director
its secretary	)
/s/ Illegible Secretary

Executed as a deed by GLOBAL	)
AEROSPACE UNDERWRITING	)	/s/ Illegible
MANAGERS LIMITED acting by two	)	Director
directors or a director and its secretary	)
/s/ Illegible Secretary